UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Build-A-Bear Workshop, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Build-A-Bear Workshop, Inc.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

March 31, 2017

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Build-A-Bear Workshop, Inc. to be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 on Thursday, May 11, 2017, at 10:00 a.m. Central Time. For your reference, directions for our annual meeting site are provided at Appendix B to this proxy statement.

At the meeting, you will be asked to elect three Directors; ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year; approve, by non-binding vote, executive compensation; recommend, by non-binding vote, the frequency of executive compensation votes; approve our omnibus incentive plan; and transact such other business as may properly come before the meeting.

The formal Notice of Annual Meeting of Stockholders and proxy statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting. Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the annual meeting. You may vote via the Internet, as well as by telephone or by mailing the proxy card. Please review the instructions with the proxy card regarding each of these voting options.

Thank you for your continued support of, and interest in, Build-A-Bear Workshop. I look forward to seeing you at the annual meeting.

Sincerely,

Sharon John
President and Chief Executive Officer

Build-A-Bear Workshop, Inc.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 11, 2017

The 2017 Annual Meeting of Stockholders of BUILD-A-BEAR WORKSHOP, INC., a Delaware corporation (the “Company”), will be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114, on Thursday, May 11, 2017, at 10:00 a.m. Central Time, to consider and act upon the following matters:

1.     to elect three Directors;

2.     to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year;

3.     to approve, by non-binding vote, executive compensation;

4.     to recommend, by non-binding vote, the frequency of executive compensation advisory votes;

5.     to approve the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan; and

6.     to transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 21, 2017 are entitled to notice of and to vote at the annual meeting. At least ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either (i) complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope, or (ii) vote electronically via the Internet or telephone as described in greater detail in the proxy statement. Returning the enclosed proxy, voting electronically, or voting telephonically will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Eric Fencl
Chief Administrative Officer, General Counsel and Secretary

EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR THE INTERNET, OR EXECUTE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A RETURN ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. TELEPHONE AND INTERNET VOTING INFORMATION IS PROVIDED ON YOUR PROXY CARD. SHOULD YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2017

The Company’s proxy statement, Annual Report on Form 10-K for the 2016 fiscal year and summary Annual Report to Stockholders are available at https://materials.proxyvote.com/120076.

BUILD-A-BEAR WORKSHOP, INC.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

 2017 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Build-A-Bear Workshop, Inc., a Delaware corporation (the “Company” or “Build-A-Bear Workshop”), to be voted at the 2017 Annual Meeting of Stockholders of the Company and any adjournment or postponement of the meeting. The meeting will be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114, on Thursday, May 11, 2017, at 10:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. For your reference, directions to our annual meeting site are provided at Appendix B to this proxy statement.

ABOUT THE MEETING

Why Did I Receive This Proxy Statement?

Because you were a stockholder of the Company as of March 21, 2017 (the “Record Date”) and are entitled to vote at the annual meeting, the Board of Directors is soliciting your proxy to vote at the meeting.

This proxy statement summarizes the information you need to know to vote at the meeting. This proxy statement and form of proxy were first mailed to stockholders on or about March 31, 2017.

What Am I Voting On?

You are voting on five items:

(a)	the election of three Directors;
(b)	the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2017;
(c)	the approval, by non-binding vote, of executive compensation;
(d)	the recommendation, by non-binding vote, of the frequency of executive compensation advisory votes; and
(e)	the approval of the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan

How Do I Vote?

Stockholders of Record: If you are a stockholder of record, there are four ways to vote:

(a)	by toll-free telephone at 1-800-652-8683;
(b)	by Internet at www.investorvote.com/BBW;
(c)	by completing and returning your proxy card in the postage-paid envelope provided; or
(d)	by written ballot at the meeting.

Street Name Holders: Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

Please note that brokers may no longer use discretionary authority to vote shares on the election of Directors, on executive compensation matters or on approval of equity compensation plans if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Regardless of how your shares are registered, if you complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.

What is the Deadline for Voting via Internet or Telephone?

Internet and telephone voting for stockholders of record is available through 11:59 p.m. Eastern Time on Wednesday, May 10, 2017 (the day before the annual meeting).

What Are the Voting Recommendations of the Board of Directors?

The Board recommends the following votes:

(a)	FOR election of each of the three nominees as Directors;
(b)	FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2017;
(c)	FOR the non-binding approval of executive compensation;
(d)	ONE YEAR on the proposal recommending the frequency of advisory votes on executive compensation; and
(e)	FOR approval of the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan.

Unless you give contrary instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board of Directors.

Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to Sharon John, Voin Todorovic and Eric Fencl to vote on such matters in their discretion.

Who Is Entitled to Vote at the Meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How Many Votes Do I Have?

You will have one vote for every share of Build-A-Bear Workshop common stock you owned on the Record Date.

How Many Votes Can Be Cast by All Stockholders?

16,003,016, consisting of one vote for each share of Build-A-Bear Workshop common stock outstanding on the Record Date. There is no cumulative voting.

How Many Votes Must Be Present to Hold the Meeting?

The holders of a majority of the aggregate voting power of Build-A-Bear Workshop common stock outstanding on the Record Date, or 8,001,509 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.

If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What Vote Is Required to Approve Each Proposal?

In the election of Directors (Proposal 1), the affirmative vote of the majority of votes cast in person or by proxy with respect to a Director nominee’s election will be required for approval of each Director who is up for election, meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee. If any nominee for Director receives a greater number of votes “against” his or her election than votes “for” such election, our Director Resignation Policy requires that such person must promptly tender his or her resignation to the Board following certification of the vote. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees.

For the proposals to (i) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2017 (Proposal 2), (ii) approve, by non-binding vote, executive compensation (Proposal 3), and (iii) approve the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan (Proposal 5), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval, meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved. Abstentions will have the same effect as a vote “against” these proposals, and broker non-votes will have no effect on the vote for these proposals.

The frequency of the advisory vote on executive compensation (Proposal 4) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will therefore have no effect on such vote.

Please vote your proxy so your vote can be counted. This is particularly important since brokers may no longer use discretionary authority to vote shares on the election of Directors, on executive compensation matters or on approval of equity compensation plans if they have not received instructions from their clients. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to the matter and will therefore have no effect on the outcome of that matter.

Can I Change My Vote?

Yes. To change your vote, send in a new proxy card with a later date, cast a new vote by telephone or Internet, or send a written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy not be used.

How Can I Access the Company’s Proxy Materials and Annual Report Electronically Online?

This proxy statement and the 2016 Annual Report on Form 10-K are available at https://materials.proxyvote.com/120076.

Who Can Attend the Annual Meeting?

Any Build-A-Bear Workshop stockholder as of the Record Date may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

If you return a proxy card without indicating your vote, your shares will be voted as follows: (i) FOR the three nominees for Director named in this proxy statement (Proposal 1); (ii) FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal 2017 (Proposal 2); (iii) FOR approval, by non-binding resolution, of executive compensation (Proposal 3); (iv) ONE YEAR on the proposal recommending the frequency of advisory votes on executive compensation (Proposal 4); (v) FOR approval of the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan (Proposal 5); and (vi) in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment of the meeting.

Proof of ownership of Build-A-Bear Workshop stock, as well as a valid form of personal identification (with picture), must be presented in order to attend the annual meeting.

What is “Householding” of Proxy Materials?

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. The Company will deliver, promptly upon request, a separate copy of the proxy statement to any stockholder who is subject to householding. You can request a separate proxy statement by writing to the Company at Build-A-Bear Workshop, Inc., Attention: Corporate Secretary, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 or by calling the Company at (314) 423-8000. Once you have received notice from your broker or the Company that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Build-A-Bear Workshop, Inc., Attention: Corporate Secretary, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 or by calling the Company at (314) 423-8000.

Who Pays for the Solicitation of Proxies?

The Company will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company’s officers, Directors and employees, without special compensation for such activities.

VOTING SECURITIES

On the Record Date, there were 16,003,016 outstanding shares of the Company’s common stock (referred to herein as “shares”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of the Company’s shares as of March 21, 2017 (unless otherwise noted) by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares, (ii) each Director and Director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”), and (iv) all executive officers and Directors of the Company as a group. The table includes shares that may be acquired within 60 days of March 21, 2017 upon the exercise of stock options by employees or outside Directors and shares of restricted stock. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and dispositive power over the shares that each of them beneficially owns. Except as indicated below, the address of each person or entity listed is c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. For the beneficial ownership of the stockholders owning 5% or more of the shares, the Company relied on publicly available filings and representations of the stockholders

Name of Beneficial Owner	Amount and Nature of Shares of Common Stock Beneficially Owned(18)(19)	Percentage of Class
Point72 Asset Management, L.P.(1)	2,341,479	14.6%
Braden Leonard(2)	1,600,043	10.0%
Dimensional Fund Advisors LP(3)	1,331,738	8.3%
Nokomis Capital, L.L.C. (4)	1,084,393	6.8%
BlackRock, Inc. (5)	866,966	5.4%
Cannell Capital LLC(6)	793,261	5.0%
Sharon John(7)	451,556	2.8%
Eric Fencl(8)	204,346	1.3%
Maxine Clark(9)	187,433	1.2%
Mary Lou Fiala(10)	127,333	*
Coleman Peterson(11)	107,872	*
Jennifer Kretchmar(12)	53,070	*
Voin Todorovic (13)	49,558	*
J. Christopher Hurt (14)	40,247	*
Michael Shaffer(15)	15,747	*
Timothy Kilpin (16)	7,068	*
Sarah Personette (16)	7,068	*
All Directors and executive officers as a group (12 persons)(17)	2,851,341	17.5%

*	Less than 1.0%.

(1)

Represents 2,341,479 shares beneficially owned by Point72 Asset Management, L.P. (“Point72 Asset Management”), Point72 Capital Advisors, Inc. (“Point72 Capital Advisors”) and Steven A. Cohen with respect to which they share voting and dispositive power.  Point72 Asset Management, Point72 Capital Advisors, and Mr. Cohen own directly no shares. Pursuant to certain investment management agreements, Point72 Asset Management maintains investment and voting power with respect to securities held by certain investment funds it manages. Point72 Capital Advisors is the general partner of Point72 Asset Management. Mr. Cohen controls Point72 Capital Advisors. Each of Point72 Asset Management, Point72 Capital Advisors, and Mr. Cohen disclaims beneficial ownership of any of such shares. The principal address of Point72 Asset Management, Point72 Capital Advisors, and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902.

(2)

Represents 1,458,000 shares held by BML Investment Partners, L.P. (“BML”), with respect to which BML and Braden M. Leonard share voting and dispositive power, 136,169 shares of common stock held by Mr. Leonard with respect to which he has sole voting and dispositive power, and 5,874 shares of restricted stock. The principal address of BML and Mr. Leonard is 65 E. Cedar—Suite 2, Zionsville, Indiana 46077. Mr. Leonard controls the voting and/or dispositive power for the shares held by BML as the managing member of BML’s sole general partner.

(3)

Represents 1,331,738 shares held by Dimensional Fund Advisors LP (“Dimensional”), with respect to which Dimensional has sole dispositive power and includes 1,281,266 shares to which Dimensional has sole voting power. The principal address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746. All information regarding ownership by Dimensional is based solely on a Form13G/A filed by Dimensional on February 9, 2017.

(4)

Represents 1,084,393 shares held by Nokomis Capital L.L.C. (“Nokomis”) and Brett Hendrickson, principal of Nokomis, with respect to which Nokomis and Mr. Hendrickson have shared dispositive power and voting power. The principal address of Nokomis is 2305 Cedar Springs Road, Suite 420, Dallas, Texas 75201. All information regarding ownership by Nokomis is based solely on a Form13G filed by Nokomis on February 13, 2017.

(5)

Represents 866,966 shares held by BlackRock, Inc. (“BlackRock”), with respect to which BlackRock has sole dispositive power and includes 848,590 shares to which BlackRock has sole voting power. The principal address of BlackRock is 55 East 52nd Street, New York, New York 10055. All information regarding ownership by BlackRock is based solely on a Form13G filed by BlackRock on January 30, 2017.

(6)

Represents an aggregate of 793,261 shares held by the Cuttyhunk Master Portfolio (“Cuttyhunk”), Tristan Partners, L.P. (“Tristan”), the Tristan Offshore Fund Ltd. (“Tristan Offshore”), Tonga Partners, L.P. (“Tonga”), and sundry separately managed accounts, over which J. Carlo Cannell has investment discretion (the “Cannell SMAs” and collectively with Cuttyhunk, Tonga, Tristan and Tristan Offshore, the “Investment Vehicles”). Cannell Capital LLC acts as the investment adviser to Tonga, Tristan, Tristan Offshore, the Cannell SMAs, and the investor sub-advisor for Cuttyhunk. Mr. Cannell, the sole managing member of Cannell Capital LLC, possesses the sole power to vote and to direct the disposition of the shares held by the Investment Vehicles. The principal address of Mr. Cannell is 245 Meriwether Circle, Alta, Wyoming 83414. All of the foregoing ownership information is based solely on a Form 13D/A filed on January 27, 2017.

(7)	Represents 84,545 shares of common stock, 147,472 restricted shares, and vested options to purchase 219,539 shares with exercise prices ranging from $6.56 to $20.80.
(8)	Represents 123,409 shares of common stock, 19,465 restricted shares, and vested options to purchase 61,472 shares with exercise prices ranging from $5.11 to $20.80.
(9)

Represents 3,711 shares of common stock and 5,874 restricted shares owned directly by Ms. Clark, 37,402 shares owned indirectly through her husband (over which Ms. Clark has no voting or dispositive power), and 140,446 shares held by Smart Stuff, Inc. Ms. Clark controls the voting and/or dispositive power for the shares held by Smart Stuff, Inc. as its president and sole stockholder. Smart Stuff, Inc. was issued membership interests in the predecessor entity to the Company in 1997 in conjunction with the original founding of the business by Ms. Clark.

(10)	Represents 120,358 shares of common stock and 6,975 restricted shares.
(11)	Represents 101,998 shares of common stock and 5,874 restricted shares.
(12)	Represents 8,042 shares of common stock, 31,058 restricted shares, and vested options to purchase 13,970 shares with exercise prices ranging from $11.43 to $20.80.
(13)	Represents 5,918 shares of common stock, 30,558 restricted shares, and vested options to purchase 13,082 shares with exercise prices ranging from $12.64 to $20.80.
(14)	Represents 3,928 shares of common stock, 27,288 restricted shares and vested options to purchase 9,031 shares with an exercise prices ranging from $13.69 to $20.47.
(15)	Represents 9,873 shares of common stock and 5,874 restricted shares.
(16)	Represents 1,194 shares of common stock and 5,874 restricted shares.
(17)

Includes all Directors and executive officers who own a total of 298,060 shares of restricted stock and vested options to purchase a total of 317,094 shares of common stock. Shares owned by Mr.Ebsworth, a Director Emeritus, are not included.

(18)	No Director or Named Executive Officer beneficially owns shares that are pledged as security.
(19)	Share numbers include restricted stock granted to Named Executive Officers on March 14, 2017 at a closing price of $8.85 per share.

PROPOSAL NO. 1. ELECTION OF DIRECTORS

The Company's Board of Directors presently has eight members, divided into three classes which as nearly as possible are equal in number. The classes have staggered three-year terms. As a result, only one class of Directors is elected at each annual meeting of our stockholders. Maxine Clark, Sharon John and Sarah Personette are Class I Directors, and their terms will expire at the 2017 annual meeting. Braden Leonard, Coleman Peterson and Michael Shaffer are Class II Directors, and their terms will expire at the 2018 annual meeting. Mary Lou Fiala, and Timothy Kilpin are Class III Directors, and their terms will expire at the 2019 annual meeting. Currently, all of our Directors hold office until the annual meeting of stockholders at which their terms expire or until their successors are duly elected and qualified.

Under our Corporate Governance Guidelines, a Director may not stand for election or re-election after reaching the age of 73. Barney Ebsworth did not stand for re-election at the 2006 annual meeting and serves the Company as Director Emeritus.

A Director Emeritus is not permitted to vote on matters brought before the Board of Directors or any Board committee and is not counted for the purposes of determining whether a quorum of the Board or a Board committee is present. A Director Emeritus is not compensated for his or her services.

The Nominating and Corporate Governance Committee nominated the Class I Directors, Mses. Clark, John and Personette, to be re-elected to serve until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified. As noted below, Mses. Clark and John have served on our Board of Directors for several years. Ms. Personette was recommended to us by a third-party and was appointed to the Board of Directors in February 2016.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES

Proxies cannot be voted for a greater number of persons than the number of nominees named herein. Unless otherwise specified, all proxies will be voted in favor of the three nominees listed herein for election as Directors.

The Board has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or for good cause will not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by the affirmative vote of the majority of votes cast in person or by proxy with respect to a Director nominee’s election, provided, however, that, in accordance with the Company’s Bylaws, if the number of nominees exceeds the number of Directors to be elected at the meeting, then Directors shall be elected by the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting.

DIRECTORS

Set forth below are the names, ages, positions and brief accounts of the business experience for each of our Directors as of March 21, 2017. The biographies of each of the nominees and continuing Directors below contains information each Director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a Director or has served as a Director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a Director, we also believe that all of our Director nominees and continuing Directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Class I Directors — Terms Expiring in 2017 and Standing for Re-Election

Maxine Clark, 68, founded the Company in 1997 and served as our Chief Executive Bear until June 2013. She was our President from our inception in 1997 to April 2004, and served as Chairman of our Board of Directors from April 2000 until November 2011. She currently serves as Chief Executive Officer of the Clark-Fox Family Foundation. Prior to founding Build-A-Bear Workshop, Ms. Clark was the President of Payless ShoeSource, Inc. (“Payless”) from 1992 until 1996. Before joining Payless, Ms. Clark spent over 19 years in various divisions of The May Department Stores Company in areas including merchandise development, merchandise planning, merchandise research, marketing and product development. Ms. Clark serves on the Board of Directors of Foot Locker, Inc., and formerly served on the Board of Directors of J. C. Penney Company, Inc., both publicly traded retail companies. She serves on the Board of Directors of The Gymboree Corporation, a publicly reporting retail company, and the Board of Advisors of Lewis & Clark Ventures, a St. Louis-based private equity firm. Ms. Clark is a member of the Board of Trustees and the Executive Committee of Washington University in St. Louis and serves on the national Board of Directors of the Public Broadcasting Service and the Board of Directors of Barnes-Jewish Hospital in St. Louis, the Goldfarb School of Nursing at Barnes-Jewish College, the St. Louis Regional Educational and Public Television Commission (KETC/Channel 9 Public Television), and is a member of KIPP St. Louis Public Charter School Advisory Board of Trustees. She is also a Managing Partner of Prosper Women’s Capital, a fund created to invest in women-owned businesses in the St. Louis area. Ms. Clark is Past Chair of Teach for America-St. Louis and a member of its national Board of Trustees. She is a past trustee of the International Council of Shopping Centers and a member of the Committee of 200, an organization for women entrepreneurs around the world. Ms. Clark has a bachelor’s degree from the University of Georgia, an Honorary Doctor of Laws from Saint Louis University and an honorary Doctor of Humane Letters—Education from the University of Missouri, St. Louis.

Ms. Clark has extensive leadership and executive experience in the retail industry, which includes founding and leading Build-A-Bear Workshop. She has nearly 40 years of experience in the areas of marketing, merchandising, store operations, digital technology, entertainment, strategic planning, and real estate. With this experience, along with her service on the Boards of Directors of other publicly traded retail companies, she brings to the Build-A-Bear Workshop Board of Directors highly relevant and valuable insights and perspectives on all aspects of the Company’s retail and entertainment business.

Sharon John, 53, was appointed to the Board of Directors on June 3, 2013 in connection with her employment as Chief Executive Officer and Chief President Bear of the Company. From January 2010 through May 2013, Ms. John served as President of Stride Rite Children’s Group LLC, a division of Wolverine World Wide, Inc., which designs and markets footwear for children. From 2002 through 2009, she held positions of broadened portfolio and increased responsibility at Hasbro, Inc., a multinational toy and board game company, including as General Manager & Senior Vice President of its U.S. Toy Division from 2006 to 2008 and General Manager & Senior Vice President of its Global Preschool unit from June 2008 through 2009. Ms. John also founded and served as Chief Executive Officer of Checkerboard Toys, served as Vice President, U.S. Toy Division with VTech Industries, Inc., and served in a range of roles at Mattel, Inc. She started her career in advertising, overseeing accounts such as Hershey’s and the Snickers/M&M Mars business. Ms. John serves on the Board of Directors of Jack in the Box Inc., a publicly traded restaurant company. Ms. John holds a Bachelor of Science Degree in Communications from the University of Tennessee at Knoxville and a Master of Business Administration from Columbia University. She resides in St. Louis, Missouri with her husband and three children.

In her various executive management positions, Ms. John gained extensive experience in all aspects of retail branding, including children's brands, marketing to moms and kids, and licensing, product development and innovation expertise. With this background, Ms. John provides Build-A-Bear Workshop with highly relevant and valuable insights and perspectives in leading businesses, strategic planning, brand building, marketing, licensing, merchandising, and retail operations.

Sarah Personette, 38, was appointed to our Board of Directors on February 23, 2016. As the Vice President of Facebook Inc.’s (“Facebook”) Global Business Marketing team, Ms. Personette is responsible for providing clients with innovative and effective marketing solutions for their businesses. Prior to rejoining Facebook in 2014, she led Universal McCann Worldwide, Inc.’s (“Universal McCann”) agency operations in the United States where, as President of the creative media agency, she oversaw strategy, analytics, custom content, cross-channel buying and planning, and business development. Before joining Universal McCann in 2013, Ms. Personette built and led Facebook’s Global Agency team where from 2011 to 2013 she led the combination of creative and strategic thinking behind turning cross‐channel campaigns into those fueled by digital insights. She previously served as Senior Vice President at Starcom Mediavest Group, leading the Mars Wrigley agency of record. Ms. Personette was recently inducted into the American Advertising Federation’s Advertising Hall of Achievement and, in 2014, she was named one of Advertising Age magazine’s top “40 Under 40” marketing stars. In addition to being a Rotary International Paul Harris Fellow, she serves on the Boards of Advertising Women of New York, Northwestern University’s Regional Board, the Reisenbach Foundation, the Angelight Foundation, and the Social Impact for the Ad Council. She is based in Facebook’s New York office, holds a degree from Northwestern University, and is a proud wife and mother of two.

Ms. Personette has extensive sales and marketing experience, and she has helped numerous companies in a variety of industries formulate and implement innovative sales and marketing strategies. Ms. Personette brings to Build-A-Bear Workshop valuable and relevant insights regarding sales, marketing and other strategic and operational matters.

Class II Directors — Terms Expiring in 2018

Braden Leonard, 46, has served on the Board of Directors since 2011. Since 2004, Mr. Leonard has been the Managing Member and founder of BML Capital Management, LLC (“BML”), which is the General Partner of BML Investment Partners, L.P., a concentrated value oriented investment fund. At BML, he is responsible for research, capital allocation, and all investment decisions. Prior to founding BML, Mr. Leonard was an equity trader for a proprietary trading firm, ETG, LLC from 1995 to 2003. Mr. Leonard has a bachelor’s degree in accounting from Purdue University. He resides in Zionsville, Indiana with his wife and three daughters.

As an equity trader and later as Managing Member of the General Partner of an investment fund, Mr. Leonard obtained extensive expertise in financial analysis and investments. He brings to the Build-A-Bear Workshop Board of Directors insights on financing issues and capital allocation. As a representative of one of the Company’s largest stockholders, he also provides insights from an institutional shareholder perspective.

Coleman Peterson, 68, has served on the Board of Directors since 2005. Mr. Peterson is President and Chief Executive Officer of Hollis Enterprises LLC, a human resources consulting firm, which he founded in 2004 following his retirement from Wal-Mart Stores, Inc. (“Walmart”). Mr. Peterson served as the Executive Vice-President of People at Walmart from 1994 to 2004. Prior to joining Walmart in 1994, Mr. Peterson spent 16 years with Venture Stores, with his last role being the Senior Vice-President of Human Resources. Mr. Peterson holds an undergraduate degree in English literature and a master’s degree in Industrial Relations from Loyola University of Chicago. Mr. Peterson serves on the Board of Directors of J.B. Hunt Transportation, Inc., a publicly traded trucking and transportation company, and Cracker Barrel Old Country Store, Inc., a publicly traded owner of stores and restaurants. He served as the Chairman of the Board of Trustees of Northwest Arkansas Community College. He formerly served on the Executive Committee of the National Association for the Advancement of Colored People (“NAACP”) and also served as Treasurer of the NAACP Special Contributions Fund. Mr. Peterson resides in Hilton Head, South Carolina with his wife. They have a daughter and a son.

As a human resources executive for retail companies and Chief Executive Officer of a human resources consulting firm, and through his service on the Board of Directors of other publicly traded companies, Mr. Peterson obtained extensive expertise in the areas of human resources, succession planning, retailing, store operations, strategic planning, and corporate governance. He brings to the Build-A-Bear Workshop Board of Directors skills and talents to help the Company develop its compensation programs, manage its human resources, oversee succession planning, and operate its retail business.

Michael Shaffer, 54, was appointed to the Board of Directors in 2014. Since 2012, Mr. Shaffer has been Executive Vice President and Chief Operating & Financial Officer for PVH Corp., a publicly traded branded lifestyle apparel company, where he oversees the retail division, treasury, corporate finance, information technology, and logistics services. Mr. Shaffer joined PVH Corp. in 1990 as a Financial Budget Manager and has held numerous positions in the wholesale and retail divisions of PVH Corp. including, Director of Accounting Operations, Division Controller, Vice President and Controller, Senior Vice President of Retail Operations, and Executive Vice President of Finance. In 2006, Mr. Shaffer was named Executive Vice President, Chief Financial Officer before being promoted to his current role. Prior to joining PVH Corp., Mr. Shaffer served as a Senior Auditor at Deloitte & Touche LLP. He has more than 25 years of diverse financial management and executive leadership experience in the apparel and financial industries. He serves on the Advisory Board of FM Global and is a member of the Board of Directors of HealthCare Chaplaincy Network and Beat The Streets. Mr. Shaffer holds a Bachelor of Arts in Accounting from George Washington University, and he is a Certified Public Accountant. Mr. Shaffer resides in New Jersey with his wife.

Throughout his career, Mr. Shaffer has obtained extensive financial and accounting expertise. During his tenure as Executive Vice President and Chief Operating & Financial Officer of PVH Corp., he has gained expertise in store operations, information technology, logistics, corporate administration, and strategic planning. Mr. Shaffer qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. In addition, given his experience with other consumer-focused businesses, Mr. Shaffer provides valuable insights and perspectives regarding the financing and operation of the Company’s business.

Class III Directors — Terms Expiring in 2019

Mary Lou Fiala, 65, has served on the Board of Directors since 2005. She serves as our Non-Executive Chairman, a position she has held since November 2011. Ms. Fiala is the Co-Chairman of LOFT Unlimited, a personal financial and business consulting firm in Jacksonville, Florida. Ms. Fiala served as President and Chief Operating Officer of Regency Centers Corporation (“Regency”), a publicly traded real estate investment trust (a “REIT”) specializing in the ownership and operation of grocery anchored shopping centers, from 1999 to 2008. She was named Vice Chairman and Chief Operating Officer in January 2009, a position she served in until December 2009. In her role as Vice Chairman and Chief Operating Officer, Ms. Fiala was responsible for the operational management of Regency’s retail centers nationwide. She is a current member of the Board of Directors of Regency and General Growth Properties, Inc., a publicly traded shopping mall REIT. She served as the 2008-2009 Chairman of the International Council of Shopping Centers and was an independent director of CNL Growth Properties, Inc. (f/k/a Global Growth Trust, Inc.), an international non-traded SEC reporting REIT, until August 2014. Ms. Fiala earned a Bachelor of Science degree from Miami University. Ms. Fiala and her husband reside in Colorado. They have three children and two grandchildren.

Ms. Fiala has extensive operational experience in the retail industry. Prior to working with Regency, Ms. Fiala served in senior management positions at Security Capital Global Strategic Group Incorporated, Macy’s East/Federated Department Stores, and Henri Bendel. Her prior leadership roles, including those in the retail industry, allow her to provide to our Board of Directors insight on management and operational initiatives.

Timothy Kilpin, 56, was appointed to our Board of Directors on February 23, 2016. Since February 2017, Mr. Kilpin has been Chief Executive Officer and President of the Consumer Products division of Activision Blizzard, Inc., a publicly traded interactive entertainment company (“Activision Blizzard”), where he leads the development of consumer products to expand and deepen audience engagement with Activision Blizzard’s franchises through long-term retail partnerships, high-quality products and new consumer experiences.  From November 2015 until February 2017, Mr. Kilpin served as a consultant to various businesses on brand strategy and product development projects. From 2003 until November 2015, he served as President/Chief Commercial Officer for Mattel, Inc. (“Mattel”), where he directed all aspects of the company’s global Sales and Marketing operations. Prior to this, Mr. Kilpin served as Executive Vice President of the Boys & Girls Global Brands for Mattel, leading Marketing, Product Design & Development, Consumer Products, Content Development and Packaging. Before rejoining Mattel in 2003, Mr. Kilpin served as Executive Vice President at The Walt Disney Company (“Disney”), overseeing the creation and development of global cross-category franchise plans for Disney’s stable of content and characters, including Mickey Mouse, Winnie the Pooh, and Disney Princesses. He has served as Board member of the Toy Industry Association, Licensing Industry Merchandisers’ Association, the Make-A-Wish International Foundation, and the Children Affected by AIDS Foundation. Mr. Kilpin is a graduate of the University of Wisconsin-Whitewater.

Mr. Kilpin has extensive operational, sales and marketing experience in the entertainment and toy industries. With this experience, he brings to our Board of Directors highly relevant and valuable insights and perspectives regarding, strategic planning, brand building, marketing, licensing, and operations.

Director Emeritus

Barney Ebsworth, 82, has served on the Board of Directors from 2000 until he became a Director Emeritus after our 2006 annual meeting of stockholders, and he served on an advisory board to our predecessor entity prior to that time. Mr. Ebsworth is the founder and Chief Executive Officer of Windsor, Inc., formed in 1979 for the purpose of providing financing for venture capital, real estate and other investments. Mr. Ebsworth was the founder and Chief Executive Officer of INTRAV, a general agency formed in 1959 for the purpose of selling travel to individuals and businesses, until the company was sold in 1999. Mr. Ebsworth also founded Royal Cruise Line and Clipper Cruise Line in 1972 and 1981, respectively. He was the Chairman of those companies from inception to the time they were sold in 1986 and 1997, respectively. Mr. Ebsworth is also a Trustee of the Seattle Art Museum and a member of the Trustees Council and Co-Chairman of the Collectors Committee of the National Gallery of Art, Washington D.C. Mr. Ebsworth has a bachelor’s degree from Washington University in St. Louis. He has one daughter, one granddaughter and one grandson.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require Board approval, the Board provides advice and counsel to, and ultimately monitors the performance of, the Company’s senior management. There are three standing committees of the Board of Directors: the Audit Committee, the Compensation and Development Committee, and the Nominating and Corporate Governance Committee.

COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES, BUSINESS CONDUCT POLICY AND CODE OF ETHICS

The Board of Directors has adopted charters for all three of its standing Committees. The Board has also adopted Corporate Governance Guidelines, which set forth the obligations and responsibilities of the Directors with respect to independence, meeting attendance, compensation, re-election, orientation, self-evaluation, and stock ownership. The Board of Directors has also adopted a Business Conduct Policy which applies to all of the Company’s Directors and employees, and a Code of Ethics Applicable to Senior Executives, which applies to the Company’s senior executives, including the principal executive and financial officers, and the controller. Copies of the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives can be found in the Corporate Governance section on the Company’s Investor Relations website at http://ir.buildabear.com (information on our website does not constitute part of this proxy statement). The Company intends to comply with the amendment and waiver disclosure requirements of applicable Form 8-K rules by posting such information on its website. The Company will post any amendments to the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives in the same section of the Company’s website and these documents are also available in print to stockholders and interested parties upon written request delivered to Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. Each of our Directors, executive officers, Bearquarters associates, and store management signs our Business Conduct Policy on an annual basis to ensure compliance. In addition, each of our executives signs our Code of Ethics Applicable to Senior Executives each year to ensure compliance.

Board Leadership Structure

The Board has separated the role of Chairman from the role of Chief Executive Officer in recognition of the current demands of the two roles. While the Non-Executive Chairman organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management, the Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Non-Executive Chairman creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out her responsibilities, the Non-Executive Chairman preserves the distinction between management and Board oversight by (i) ensuring that management develop corporate strategy and risk management practices, and (ii) focusing the Board to review and express its judgments on such developments.

The Board believes this structure provides an efficient and effective leadership model for the Company. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	A strong, independent, clearly-defined Non-Executive Chairman role;
•	Executive sessions of the independent Directors before or after every regular Board meeting; and
•	Annual performance evaluations of the Chief Executive Officer by the independent Directors.

The responsibilities of the Non-Executive Chairman include: (i) collaborating with the Chief Executive Officer to determine Board meeting agendas; (ii) presiding at all meetings of the Board, including executive sessions of the independent Directors; (iii) facilitating communication with independent Directors, including strategy updates; (iv) serving as principal liaison between the independent Directors, the Chief Executive Officer, and the Company’s management; (v) collaborating with the Board on Chief Executive Officer succession planning; (vi) collaborating with the Board regarding the retention of outside advisors and consultants who report directly to the Board when necessary; and (vii) if requested by stockholders, ensuring that he or she is available, when appropriate, for consultation and direct communication. The Non-Executive Chairman collaborates with the Board and the Chief Executive Officer to set strategic goals for the Company and develop plans to implement those goals.

Stockholders or interested parties can contact the Non-Executive Chairman, Mary Lou Fiala, in writing c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114.

Meeting Attendance

The Board of Directors met ten times in 2016 for regular and special meetings. All Directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served. Overall attendance at meetings of the Board and Board committees in 2016 was approximately 92%. While the Company does not have a formal policy requiring members of the Board to attend the annual meeting, the Company encourages all Directors to attend. All of our current Directors attended our 2016 annual meeting except for Ms. Personette who had a pre-existing conflict when she was appointed to our Board in February 2016. All Directors plan to attend the 2017 annual meeting.

The members, primary functions and number of meetings held for each of the Committees are described below.

Audit Committee

The members of the Audit Committee are Michael Shaffer (Chair), Mary Lou Fiala, Braden Leonard and Timothy Kilpin.

The Audit Committee reviews the independence, qualifications and performance of our independent auditors, and is responsible for recommending the initial or continued retention of, or a change in, our independent auditors. The Committee reviews and discusses with our management and independent auditors our financial statements and our annual and quarterly reports, as well as the quality and effectiveness of our internal control procedures, critical accounting policies and significant regulatory or accounting initiatives.

The Committee discusses with management earnings press releases and our major financial risk exposures. Furthermore, the Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters. The Committee approves the audit plan and staffing, duties and performance of the internal audit function. Periodically throughout each year, the Committee meets separately in executive session with management, the independent accountants, and the Company’s internal auditors to discuss any matters that the Committee or any of these groups believe should be discussed privately.

In fulfilling its responsibilities, the Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis, and performs an annual self-evaluation of Committee performance. The Audit Committee held eight meetings in 2016.

Compensation and Development Committee

The members of the Compensation and Development Committee are Coleman Peterson (Chair), Mary Lou Fiala, Timothy Kilpin and Sarah Personette.

The Compensation and Development Committee is responsible for evaluating and approving the Company’s overall compensation philosophy and policies, and consults with management regarding the Company’s executive compensation program. The Committee makes recommendations to the Board of Directors regarding compensation arrangements for our executive officers, including annual salary, bonus and long-term incentive awards, and is responsible for reviewing and making recommendations to the Board regarding the compensation of the Company’s Directors. As part of its duties, the Committee oversees and administrates the Company’s employee benefit and incentive compensation plans and programs, including the establishment of certain applicable performance criteria and assessment of risks associated with those plans and programs. The Committee also reviews and assesses the adequacy of the Company’s stock ownership and retention guidelines for senior executives. For additional information on the Committee’s processes, please see the “Compensation Discussion and Analysis” section of this proxy statement.

The Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of Committee performance. The Compensation and Development Committee held five meetings in 2016.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Braden Leonard (Chair), Sarah Personette, Coleman Peterson, and Michael Shaffer.

The Nominating and Corporate Governance Committee establishes criteria for membership of the Company’s Board of Directors and its committees and selects and nominates candidates for election or re-election as Directors at the Company’s annual meeting. Additionally, the Committee determines the composition, nature and duties of the Board committees and oversees the Board and committee self-evaluation processes.

The Committee is also responsible for reviewing and making recommendations to the Board regarding the Company’s Corporate Governance Guidelines, whistleblower policy and ethics codes.

The Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of Committee performance. The Nominating and Corporate Governance Committee held five meetings in 2016.

Risk Oversight by the Board

It is management’s responsibility to assess and manage the various risks the Company faces. It is the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.

Management generally views the risks the Company faces as falling into the following categories: strategic, operational, financial, and compliance. The Board as a whole has oversight responsibility for the Company’s strategic and operational risks. Throughout the year, the Chief Executive Officer and other members of senior management discuss these risks with the Board during reviews that focus on a particular function.

The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared among the Board committees. For example, the Audit Committee oversees compliance with finance and accounting laws and policies; the Compensation and Development Committee oversees compliance with the Company’s executive compensation plans and related laws and policies; and the Nominating and Corporate Governance Committee oversees compliance with governance-related laws and policies, including the Company’s Corporate Governance Guidelines.

Compensation Risk Assessment

During fiscal 2016, the Company undertook a comprehensive review of its material compensation plans and programs for all employees. In conducting this assessment, the Company inventoried its material plans and programs and presented a summary of its findings to the Compensation and Development Committee, which determined that none of its compensation plans and programs is reasonably likely to have a material adverse effect on the Company or promote undue risk taking.

BOARD MEMBER INDEPENDENCE AND COMMITTEE MEMBER QUALIFICATIONS

The Board of Directors annually determines the independence of Directors based upon a review conducted by the Nominating and Corporate Governance Committee and the Board of Directors. No Director is considered independent unless he or she has no material relationship with the Company, either directly or as a partner, stockholder, family member, or officer of an organization that has a material relationship with the Company. All Directors identified as independent in this proxy statement meet the categorical standards adopted by the Board of Directors to assist it in making determinations of Director independence. On an annual basis, each Director and Named Executive Officer is obligated to complete a Director and Officer Questionnaire. Additionally, our Directors are expected to disclose any matters that may arise during the course of the year which have the potential to impair independence.

The Board has determined that, in its judgment as of the date of this proxy statement, each of the non-management Board members (including all members of the Audit, Nominating and Corporate Governance, and Compensation and Development Committees) are independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. Accordingly, Maxine Clark, Mary Lou Fiala, Timothy Kilpin, Braden Leonard, Sarah Personette, Coleman Peterson and Michael Shaffer are all independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual.

In addition, the Board also determined that each member of the Audit Committee (Mary Lou Fiala, Timothy Kilpin, Braden Leonard, and Michael Shaffer) is independent under the heightened Audit Committee independence requirements included in Section 303A of the NYSE Listed Company Manual and the SEC rules. Moreover, each member of the Audit Committee is financially literate, and at least one such member (Michael Shaffer) has accounting or related financial management expertise as required in Section 303A of the NYSE Listed Company Manual. Furthermore, the Board determined that Michael Shaffer qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. Finally, each member of the Compensation and Development Committee (Mary Lou Fiala, Timothy Kilpin, Sarah Personette and Coleman Peterson) is independent under the heightened Compensation Committee independence requirements included in Section 303A of the NYSE Listed Company Manual, is a “non-employee director” pursuant to SEC Rule 16b-3 and is an “outside director” for purposes of Section 162(m) (“Code Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

RELATED PARTY TRANSACTIONS

In addition to annually reviewing the independence of our Directors, the Company also maintains strict policies and procedures for ensuring that our Directors, executive officers and employees maintain high ethical standards and avoid conflicts of interest. Our Business Conduct Policy prohibits any direct or indirect conflicts of interest and requires any transactions which may constitute a potential conflict of interest to be reported to the Nominating and Corporate Governance Committee. Our Code of Ethics applicable to Senior Executives requires our leadership to act with honesty and integrity, and to disclose to the Nominating and Corporate Governance Committee any material transaction that reasonably could be expected to give rise to actual or apparent conflicts of interest.

Our Nominating and Corporate Governance Committee has established written procedures for the review and pre-approval of all transactions between us and any related parties, including our Directors, executive officers, nominees for Director or executive officer, 5% stockholders and immediate family members of any of the foregoing. Specifically, pursuant to our Business Conduct Policy and Code of Ethics, any Director or executive officer intending to enter into a transaction with the Company must provide the Nominating and Corporate Governance Committee with all relevant details of the transaction. The transaction will then be evaluated by the Nominating and Corporate Governance Committee to determine if the transaction is in our best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In order to meet these standards, the Nominating and Corporate Governance Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment.

Store Fixtures and Furniture

We purchase some of the fixtures for new stores and furniture for our corporate offices from NewSpace, Inc. (“NewSpace”). Robert Fox, the husband of Ms. Clark, a Director and, through June 3, 2013, our Chief Executive Bear, owns 100% of the capital stock of NewSpace. The total payments to NewSpace for these fixtures and furniture amounted to approximately $195,000 in fiscal 2016.

We periodically conduct a competitive bid process for purchase of store fixtures and furniture, with the most recent process conducted in 2015. Taking into account all relevant factors, including price and quality, the Nominating and Corporate Governance Committee determined that engaging NewSpace as a vendor was in the best interests and, the terms of the transactions were at least as beneficial to the Company as the terms it could obtain in a similar transaction with an independent third party. The Nominating and Corporate Governance Committee reviewed the terms of the transactions with NewSpace and determined that they are at least as beneficial to us as the terms we could obtain in similar transactions with an independent third party. We expect to continue to purchase some of our store fixtures and furniture from NewSpace if NewSpace continues to offer competitive pricing and provide superior service levels.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, persons who beneficially own more than 10% of a registered class of the Company’s equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, and to furnish the Company with copies of the forms. Based solely on its review of the forms it received, or written representations from reporting persons, the Company believes that all of its Directors, executive officers and greater than 10% beneficial owners complied with all such filing requirements during 2016.

BOARD OF DIRECTORS COMPENSATION

The table below discloses compensation information of members of the Company’s Board of Directors for serving as members of the Company’s Board in 2016. As a member of management, Sharon John, the Company’s President and Chief Executive Officer, did not receive compensation for her services as Director in 2016. As discussed below, Mr. Ebsworth was not paid any compensation for serving as Director Emeritus in 2016.

	Fees
	Earned or	Stock	All Other
	Paid in	Awards	Compensation
Name:	Cash($)(1)	($)(2)	($)	Total ($)
Mary Lou Fiala	$75,000	$92,558	$-	$167,558
Michael Shaffer	68,500	77,948	-	146,448
Coleman Peterson	61,250	77,948	-	139,198
Braden Leonard	60,000	77,948	-	137,948
Maxine Clark	50,000	77,948	-	127,948
Timothy Kilpin	42,740	94,401	-	137,141
Sarah Personette	42,740	94,401	-	137,141
James M. Gould (3)	17,808	-	-	17,808

(1)	Amount shown reflects annual Board, committee Chair and Non-Executive Chairman annual retainers. See the “Director Compensation Policies” section below for an explanation of the annual cash retainers.
(2)

In February 2016, Ms. Personette and Mr. Kilpin received a grant of 1,194 shares of the Company’s common stock with a grant date fair value of $16,453 in connection with their appointments to the Board. In May 2016, Ms.Fiala received a grant of 6,975 shares of the Company’s common stock with a grant date fair value of $92,558 and Mses. Clark and Personette and Messrs. Kilpin, Leonard, Peterson and Shaffer each received a grant of 5,874 shares of the Company’s common stock with a grant date fair value of $77,948. These amounts represent the aggregate number of restricted shares outstanding for each Director as of the end of fiscal 2016, December 31, 2016. See Note 11 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the assumptions used in the valuation of awards.

(3)	Mr. Gould did not stand for re-election upon expiration of his term at the Company’s 2016 annual meeting of stockholders.

Director Compensation Policies

The Compensation and Development Committee reviews Board compensation annually, in conjunction with the November Board meeting. Currently, the Board compensation program provides for an annual retainer for Board membership, an annual restricted stock award and additional annual retainers for committee Chairs. The Non-Executive Chairman receives an additional annual retainer and restricted stock award for her service. Board members do not receive additional fees or compensation for attending meetings or for serving on Board committees.

In connection with its annual review, the Compensation and Development Committee noted that director compensation had not been increased since 2005 and, based on information provided by the Committee’s independent compensation consultant, that annual compensation had fallen below the median of the Company’s peer group. Accordingly, effective January 2016, the Board increased the annual Board retainer and the value of the annual Board restricted stock award, as well as the Non-Executive Chairman’s annual retainer and restricted stock award. These increases are reflected in the table below.

Compensation Element	Amount ($)
Board Retainer	$50,000
Restricted Stock Award Value(1)	80,000
Audit Committee Chair Retainer	18,500
Compensation and Development Committee Chair Retainer	11,250
Nominating and Corporate Governance Committee Chair Retainer	10,000
Additional Non-Executive Chairman Retainer	25,000
Additional Non-Executive Chairman Restricted Stock Award Value(1)	15,000

(1)

The number of shares of restricted stock awarded is determined on the grant date and is prorated in the case of a Director who joins the Board during the year. Grants are made on the date of each annual meeting of stockholders and vest one year later, subject to continued service on the Board.

Our Corporate Governance Guidelines provide that non-management Directors are required to own shares of the Company’s common stock having a value equal to three times the annual cash retainer for Board membership. This policy does not apply to Directors Emeritus.

Under our Corporate Governance Guidelines, no Director may stand for election or re-election after reaching the age of 73. However, a retiring Director may be asked by the Board to continue to serve the Company in the status of Director Emeritus. A Director Emeritus does not receive an annual cash retainer or restricted stock grant.

We reimburse our Directors and Directors Emeritus for reasonable out-of-pocket expenses incurred in connection with attendance and participation in Board and committee meetings. We also reimburse our Directors for expenses incurred in the attendance of director continuing education conferences.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following Compensation Discussion and Analysis (“CD&A”) describes our overall compensation philosophy and the primary components of our executive compensation program. Furthermore, the CD&A explains the process by which the Compensation and Development Committee determined the fiscal 2016 compensation for the following Named Executive Officers:

•	Sharon John – President and Chief Executive Officer
•	Voin Todorovic – Chief Financial Officer
•	Jennifer Kretchmar– Chief Merchandising Officer
•	J. Christopher Hurt – Chief Operations Officer
•	Eric Fencl – Chief Administrative Officer, General Counsel and Secretary

Executive Summary

Summary of Fiscal 2015 and 2016 Financial Results

The Company is in the midst of a multi-year turnaround initiative that includes expanding into more places, developing more products, attracting more people, and driving more profitability.  During fiscal 2015, profitability continued to improve even though revenues declined, due in part to fiscal 2015 including only 52 weeks compared to 53 weeks in fiscal 2014. Fiscal 2015 results included:

•	Total revenues of $377.7 million compared to $392.4 million in fiscal 2014;
•	Pre-tax income improved to $17.9 million compared to $16.0 million in fiscal 2014; and
•	Net income was $27.3 million, or $1.59 per diluted share, an improvement from net income of $14.4 million, or $0.81 per diluted share, in fiscal 2014.

After three consecutive years of comparable sales increases and improved profitability, in December 2016 the Company was significantly impacted by a sudden decline in retail traffic, particularly in North America. As a result, revenues and profitability were significantly and adversely impacted. Fiscal 2016 results include:

•	Total revenues of $364.2 million;
•	Pre-tax income of $5.3 million; and
•	Net income of $1.4 million, or $0.09 per diluted share.

 2016 Say on Pay Vote

In 2016, we received a favorable advisory vote on our executive compensation program. Over 93% of shares voted at our 2016 Annual Meeting of Stockholders voted to approve our executive compensation program. The Committee believes this affirms our stockholders’ strong support of the Company’s executive compensation program and did not change its approach in 2016 based on the results of the advisory vote. The Committee will continue to monitor and consider the outcomes of future advisory votes on the Company’s executive compensation program when making compensation decisions for the NEOs.

Key 2016 Compensation Decisions

We seek to design and implement executive compensation programs that align with our stockholders’ interests. A significant portion of our NEOs’ compensation is based on individual, corporate financial, and company stock price performance, while avoiding the encouragement of unnecessary or excessive risk-taking. For 2016, our NEOs’ total direct compensation consisted of a mix of base salary, annual cash bonuses based on the achievement of pre-established financial goals, and long-term incentive awards consisting of time-based restricted stock, performance-based restricted stock, and non-qualified stock options.

In March 2016, the Committee approved adjustments to our NEOs’ compensation programs as highlighted below:

•

Based on the Company’s financial results for 2015, the market data provided by our compensation consultant, and individual considerations, the Committee approved salary increases for NEOs for 2016, ranging from 3.7% to 9.0% of the NEOs’ 2015 salary levels.

•

The Committee approved the Company’s 2016 bonus plan goals to continue its focus on profitability. For the previous several years, the Company had a tax valuation allowance which resulted in significant fluctuations in its tax rate. In 2015, due to the Company’s recent return to profitability, the Company reversed the valuation allowance on its U.S. deferred tax assets. Because the Company’s tax rate was expected to stabilize in 2016, the Committee changed the profitability metric from consolidated pre-tax income to consolidated net income (“net income”).

•

For 2016, the Committee approved a grant of annual long-term incentive awards consisting of time-based restricted stock (50% of grant value) and non-qualified stock options (50% of grant value) for NEOs. Our target grant levels were increased from 2015 levels to better align our NEOs’ compensation with peer market levels.

•

In order to provide additional focus on long-term growth, the Committee elected to increase the length of the performance period of performance-based restricted stock grants to our NEOs from one year to three years. To facilitate this transition, for 2016, the Committee approved a special grant of three-year performance-based restricted stock for NEOs based on cumulative consolidated total revenues for 2016-2018. Awards were sized to be approximately 50% of each NEO’s adjusted 2016 base salary other than Ms. John, who was granted a target award of 85,000 shares.

•	Based on the Company’s actual net income results for 2016, NEOs received no annual bonus plan payouts for 2016 performance.
•

The Committee also reviewed and amended the Employment, Confidentiality and Noncompete Agreements (“Employment Agreements”) with each of the NEOs and made certain changes. Compensation arrangements entered into with our NEOs are described in detail in this CD&A in the “Compensation Arrangements with Certain Named Executive Officers” section.

In addition to the key decisions approved by the Committee for 2016, the Company’s executive compensation program continues to feature the following best practices:

•	Stock ownership guidelines for executives and Directors;
•	Incentive compensation recoupment, or “clawback”, provisions on incentive awards;
•	Insider trading policy, including anti-pledging and anti-hedging provisions for executives and Directors;
•	No tax gross-up provisions on any compensation or severance events; and
•	No executive perquisite benefits, beyond Company-paid long-term disability insurance.

Alignment of 2016 Chief Executive Officer Pay and Historical Performance

As discussed throughout this CD&A, the Committee seeks to design executive compensation programs that are highly aligned with long-term shareholder value creation and provide rewards for the achievement of pre-established Company financial metrics. In keeping with this philosophy, the Committee approved a target mix of total direct compensation (base salary, annual bonus, and long-term incentives) for 2016 for our Chief Executive Officer, heavily weighted on performance-based compensation, with approximately 65% of total direct compensation weighted on target annual bonus (18%), special three-year performance-based restricted stock (30%), and non-qualified stock options (17%), and the remainder comprised of salary (18%) and time-based restricted stock (17%).

Based on this emphasis on performance-based compensation, historically our Chief Executive Officer’s compensation has had a strong relationship with our Company performance. As discussed earlier in the “Executive Summary” section, in 2016 the Company generated lower financial results than was targeted in our financial plan, and as a result, our Chief Executive Officer earned less performance-based compensation awards than targeted by the Committee at the grant date. The table below shows our historical pre-tax income (loss) and fiscal year end stock price per share from 2011-2016.

Fiscal Year	Pre-tax Income (Loss) ($ in millions)	Fiscal Year End Stock Price Per Share ($)
2011	$(2.7)	$8.46
2012	(48.4)	3.91
2013	(2.1)	7.74
2014	16.0	19.11
2015	17.9	12.24
2016	5.3	13.75

The comparison below of performance-based compensation granted to our Chief Executive Officer to the amount of such compensation that was actually paid or vested based on the Company’s performance demonstrates the alignment of compensation to Company financial performance:

Summary of Chief Executive Officer Annual Bonuses Paid as a Percent of Target

Year(1)	Target	Actual Payout	Actual Payout Percent of Target
2011	$659,200	$0	0%
2012	824,000	0	0%
2013(2)	336,538	286,058	85%
2014	656,250	958,125	146%
2015(3)	665,625	465,938	70%
2016	694,231	0	0%

(1)	Ms. Clark in 2011 and 2012; Ms. John in 2013, 2014 and 2015.
(2)

Amounts prorated for the number of weeks Ms. John was employed by the Company in fiscal 2013. Includes $262,500 earned under the 2013 Bonus Plan plus a $23,558 discretionary bonus awarded by the Committee to offset the impact of unbudgeted management transition costs.

(3)	Includes $412,688 earned under the 2015 Bonus Plan plus a $53,250 discretionary bonus awarded by the Committee to offset the impact of unbudgeted international expansion and litigation reserve costs.

Summary of Performance-Based Restricted Shares/Long-Term Cash Earned as a Percent of Target

Year(1)	Target Shares	Target Cash	Shares Vested from Performance	Cash Earned from Performance	Actual Shares/Cash Earned as a Percent of Target
2011	27,416	—	—	—	0%
2012	58,220	—	—	—	0%
2013(2)	—	$468,700	—	$398,395	85%
2014	—	144,375	—	210,788	146%
2015	11,178	—	6,930	—	62%
2016	—(3)	—	—	—	—

(1)	Ms. Clark in 2011 and 2012; Ms. John in 2013, 2014 and 2015.
(2)

Amounts prorated for the number of weeks Ms. John was employed by the Company in fiscal 2013. Includes $365,586 earned under the 2013 Long-Term Performance Based Cash Incentive Program plus a $32,809 discretionary bonus awarded by the Committee to offset the impact of unbudgeted management transition costs.

(3)

The performance-based restricted stock granted to Ms. John in 2016 has a three-year performance period. As a result, none of the shares can possibly be earned until completion of performance period that runs through fiscal 2018.

Compensation Philosophy

The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Committee.

We believe that achievement of these compensation program objectives enhances long-term stockholder value. When designing compensation packages to reflect these objectives, the Committee is guided by the following four principles:

•

Alignment with stockholder interests: Compensation should be tied, in part, to our stock performance through the granting of equity awards to align the interests of executive officers with those of our stockholders.

•	Recognition for business performance: Compensation should correlate in large part with our overall financial performance.
•	Accountability for individual performance: Compensation should partially depend on the individual executive’s performance, in order to motivate and acknowledge the key contributors to our success.
•	Competition: Compensation should generally reflect the competitive marketplace and be consistent with that of other well-managed companies in our peer group and the broader retail industry sector.

In implementing this compensation philosophy, the Committee takes into account the compensation amounts from the previous years for each of the NEOs, and internal compensation equity among the NEOs. Historically, the Committee has strived to structure compensation packages so that total payout, taking into consideration performance-based compensation, will be near the median if the Company meets its financial targets and above the median if the Company exceeds its financial targets and the individual NEOs perform well in their roles throughout the fiscal year. Over the past several years, however, immediately prior to and during the early stages of our turnaround efforts, NEO compensation packages have fallen below the median.

2016 Compensation Determination Process

Each year the Committee engages in a review of our executive compensation with the goal of ensuring the appropriate combination of fixed and variable compensation linked to individual and corporate performance.

Role of the Committee and Board of Directors

The Committee charter provides the Committee with the option of either determining the Chief Executive Officer’s compensation, or recommending such compensation to the Board for determination. The Committee has historically chosen to consult with the full Board of Directors, other than the Chief Executive Officer, on the Chief Executive Officer’s compensation, because the Committee believes that the Chief Executive’s performance and compensation are so critical to the success of the Company that Board involvement in such matters is appropriate. The Committee also determines the compensation and review process for all executive officers other than the Chief Executive. Because the Committee charter specifically delegates this responsibility to the Committee, it only involves the full Board in an advisory capacity with respect to the compensation decision-making process for the other NEOs.

Role of Management

Also in the course of its review, the Committee considered the advice and input of the Company’s management. Specifically, the Committee leverages the Company’s management, human resources department and legal department to assist the Committee in the timely and cost-effective fulfillment of its duties. The Committee solicits input from the Chief Executive and human resources department regarding compensation policies and levels. The legal department assists the Committee in the documentation of compensation decisions. In addition, the Third Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”) provides that the Chief Executive Officer and Chief Operations Officer have the limited authority to grant equity awards to Company employees other than executive officers. The Committee does not permit members of the Company’s management to materially participate in the determination of their particular compensation; nor does the Committee permit members of management, including the Chief Executive, to be physically present for those portions of Committee meetings during which the particular member of the management team’s performance and compensation are reviewed and determined.

Role of Committee Consultants

For 2016, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant on executive and Director compensation. Meridian’s engagement is to act as the Committee’s independent advisor on executive and Director compensation and in this role, Meridian assisted the Committee in the determination of the peer group, the compensation benchmarking process, and the review and establishment of compensation policies and programs for NEOs.

The Committee did not direct Meridian to perform its services in any particular manner or under any particular method, and all decisions with respect to the NEOs’ compensation are made by the Committee. The Committee has the final authority to retain and terminate the compensation consultant and evaluates the consultant annually. The Company has no relationship with Meridian (other than the relationship undertaken by the Committee) and, after consideration of NYSE listing standards pertaining to the independence of compensation consultants, the Committee determined that Meridian is independent. Meridian does not provide any additional services to the Company.

Compensation Market Data and Benchmarking

The Committee believes that external market data is an important tool by which to measure the fairness and competitiveness of the Company’s executive compensation. In September 2015, Meridian reviewed the Company’s compensation peer group and developed recommendations for changes for the January 2016 market study. The peer group review considered the following characteristics:

•	industry;
•	revenues;
•	net income;
•	market value;
•	number of employees; and
•	number of stores.

As a result of the review, the Committee approved the use of the following 17 peer companies for the January 2016 market study:

bebe stores, inc.	Five Below, Inc.	Tilly’s, Inc.
Christopher & Banks Corporation	Francesca’s Holdings Corp.	Trans World Entertainment Corporation
Citi Trends Inc.	Kirkland’s, Inc.	Vera Bradley Inc.
Dave & Buster’s Entertainment, Inc.	Leapfrog Enterprises Inc.	Vince Holding Corp.
Destination Maternity Corporation	Pacific Sunwear California, Inc.	Zumiez Inc.
Destination XL Group, Inc.	Shoe Carnival Inc.

Body Central Corp., Books-A-Million, Inc., Cache Inc., dELiA’s, Inc., Hancock Fabrics, Inc. and Wet Seal Inc. were eliminated from the Company’s peer group for the 2016 analysis. Dave & Buster’s Entertainment, Inc., Destination XL Group, Inc., Pacific Sunwear California, Inc., Tilly’s, Inc., Trans World Entertainment Corporation and Vince Holding Corp. were added to the 2016 peer group. The Company still competes with much larger companies for executive talent, but the Committee believes that the 2016 peer group is more appropriate in most instances for benchmarking purposes. In addition to the peer group information, Meridian also provided size-adjusted, retail industry survey market data provided by Equilar, Inc.

In January 2016, the Committee reviewed a report from Meridian comparing each element of total direct compensation for the Company’s NEOs against market data. The Committee observed that total target direct compensation levels for 2015 were within a reasonable range of the market 50th percentile for our executive team.

While market data is an important measuring tool, it is only one of four principal considerations under the Company’s compensation philosophy.

2016 Base Salary

Base salary provides fixed compensation to an individual that reflects his or her job responsibilities, experience, value to the Company, and demonstrated performance.

Salaries or minimum salaries for the NEO’s are established in their employment agreements. These salaries or minimum salaries and the amount of any increase over minimums are determined by the Committee based on its subjective evaluation of a variety of factors, including:

•	the nature and responsibility of the position;
•	the impact, contribution, expertise and experience of the individual executive;
•	competitive market information regarding salaries to the extent available and relevant;
•	the importance of retaining the individual along with the competitiveness of the market for the individual executive’s talent and services; and
•	the recommendations of the Chief Executive Officer (except in the case of her own compensation).

Typically, the Committee considers these factors during an annual review in March. In March 2016, the Committee considered salary increases for the NEOs. The Committee undertook an annual performance review of each of the NEOs. Those NEOs each prepared a self-evaluation. The Chief Executive Officer completed evaluations of the NEOs other than herself and discussed those evaluations with, and received input from, the Committee. The Chief Executive Officer was primarily responsible for providing feedback to the other NEOs regarding their performance. In the case of the Chief Executive Officer, the Non-Executive Chairman presented the Committee and the Board’s feedback to the Chief Executive Officer on her self-evaluation.

Following completion of these reviews of each individual’s 2015 performance, and with particular weighting on the Company’s 2015 financial results, the Committee approved salary adjustments for the NEOs for 2016 as shown in the table below.

Name	2015 Base Salary	2016 Base Salary	Percent Increase
Sharon John	$675,000	$700,000	3.7%
Voin Todorovic	321,000	350,000	9.0%
Jennifer Kretchmar	386,300	409,500	6.0%
J. Christopher Hurt	380,000	400,000	5.3%
Eric Fencl	315,200	327,800	4.0%

2016 Bonus Plan

The Committee continued the use of a cash bonus plan in 2016 for the NEOs, granting potential cash bonuses pursuant to the Build-A-Bear Workshop, Inc. 2016 Bonus Plan (the “2016 Bonus Plan”) for the NEOs only if the Company achieved certain financial performance levels. Thus, consistent with all four elements of its compensation philosophy, the Committee aligned the NEOs’ 2016 cash bonuses completely with the interests of our stockholders.

On March 7, 2016, based on peer data provided by Meridian, the Committee established the 2016 performance objectives for the range of bonuses to be paid to the Company’s NEOs and the target bonus awards expressed as a percentage of eligible base salary (“Base Bonus Payout”). The 2016 base bonus calculation for each NEO was determined by multiplying the Base Bonus Payout by the officer’s eligible base salary, as defined above, according to the following schedule (“Base Bonus Calculation”):

Name	Base Bonus Payout
Sharon John	100%
Voin Todorovic	50%
Jennifer Kretchmar	50%
J. Christopher Hurt	50%
Eric Fencl	50%

For the 2016 Bonus Plan, the Committee focused the performance goals on a single performance metric—net income. For the previous several years, the Committee used pre-tax income as the performance metric because the Company had a tax valuation allowance which resulted in significant fluctuations in its tax rate. In 2015, due to the Company’s return to profitability, the Company reversed the valuation allowance on its U.S. deferred tax assets. Because the Company’s tax rate was expected to stabilize in 2016, the Committee changed the performance metric from pre-tax income to net income. The cash bonus, if any, to be paid to each respective NEO was to be calculated based on the net income goals described in the table below.

Achievement Level	Net Income	Percentage of Base Bonus Calculation
Threshold	$13,155,000	50%
Target	14,420,000	100%
Maximum	17,000,000	200%

The 2016 Bonus Plan provided for bonus payouts only if the Company’s 2016 net income (after providing for any bonus expense) exceeded the threshold amount. Under the 2016 Bonus Plan, net income results that fell between any of the achievement levels set forth in the table above would be interpolated in accordance with the methodology set forth in the 2016 Bonus Plan, in the sole discretion of the Committee. This discretion included the ability to reduce the otherwise applicable percentage of Base Bonus Calculation for each achievement level, but the Committee did not have the discretion to increase the amount of compensation payable above the maximum percentage of Base Bonus Calculation for each achievement level.

In March 2017, the Committee determined that the Company did not meet the threshold 2016 net income level for a bonus payout under the 2016 Bonus Plan, and the Committee elected to approve no bonus payouts for 2016 performance.

2016 Long-Term Incentive Program

The objective of the Company’s long-term incentive program is to provide a long-term retention incentive for the NEOs and to align their interests directly with those of our stockholders by way of stock ownership.

Under the 2004 Plan, the Committee has the discretion to determine whether equity awards will be granted to NEOs and if so, the number of shares subject to each award. The 2004 Plan allows the Committee to grant the following types of awards, in its discretion: options, stock appreciation rights, cash-based awards or other stock-based awards, such as common stock, restricted stock and other awards valued in whole or in part by reference to the fair market value of the Company’s common stock. In most instances, these long-term grants vest over a multi-year basis.

The Committee meets in March of every year to determine the recipients of annual long-term incentive awards and to grant such awards by formal action. The practice of granting long-term incentive awards in March by Committee action applies uniformly to the NEOs and other employees of the Company and, with rare exceptions, is the only practice employed by the Company in connection with the granting of equity awards. The Committee does, however, have the discretion to make grants whenever it deems it appropriate in the best interests of the Company. Additionally, pursuant to the 2004 Plan, employees other than executive officers who are hired or promoted by the Company after the March Committee meeting may receive grants from the Chief Executive Officer or Chief Operating Officer at the levels previously approved by the Committee, at the date of such hire or promotion.

The Company does not have any program, plan or practice in place to time option or other award grants with the release of material, non-public information and does not release such information for the purpose of affecting the value of executive compensation. The exercise price of stock subject to options awarded under the 2004 Plan is the fair market value of the Company’s common stock on the date of grant. Under the terms of the 2004 Plan, the fair market value of the stock is the closing sale price of the Company’s common stock on the date of grant as reported by the NYSE.

Historically, the Company has granted stock-based compensation in the form of either (1) restricted stock; (2) stock options; (3) performance-based stock; or (4) a combination of these vehicles.

In January, February and March 2016, the Committee reviewed a report of updated market data and industry compensation trends developed by Meridian. The Committee also reviewed the Company’s recent financial and share price performance and the availability of shares to grant under our 2004 Plan. For 2016, the Committee approved a grant of time-based restricted stock (50% of grant value) and non-qualified stock options (50% of grant value) for NEOs. The design and mix were structured to maintain a strong emphasis on performance.

The Committee determined the amount of long-term incentive awards granted to each executive using three key considerations: (1) market data for grant levels provided in the Meridian study; (2) grant levels required to bring the NEOs’ total target direct compensation at or near the median of total compensation of similarly situated executives within our peer group; and (3) grant levels required to retain key individual employee contributors. In establishing the size of the 2016 award pool, the Committee considered the amount of stock and options outstanding, the expense associated with the grants and the potentially dilutive effect on stockholders, in addition to the overall compensation policy of the Company to place emphasis on incentive compensation over base salaries. After reviewing these considerations, the Committee determined to increase the NEOs’ target annual grant levels over 2015 levels.

In order to provide additional focus on long-term growth, the Committee elected to increase the length of the performance period of performance-based restricted stock awards to our NEOs from one year to three years. To facilitate this transition, in addition to the annual grants, the Committee approved a special grant of three-year performance-based restricted stock for NEOs based on cumulative consolidated revenues for 2016-2018. The number of shares of three-year performance-based restricted stock awarded to each NEO other than the Chief Executive Officer was derived by dividing 50% of the NEO’s base salary as adjusted on March 7, 2016 by the closing sale price of the Company’s common stock on the NYSE on March 7, 2016 and rounding the resulting number to the closest whole number. The Chief Executive Officer’s award was set at 85,000 shares.

On March 7, 2016, the Committee approved the following 2016 long-term incentive awards to the NEOs under the 2004 Plan:

Name	Number of Shares of Time- Based Restricted Stock	Number of Time- Based Non- Qualified Stock Options	Target Number of Performance- Based Restricted Stock
Sharon John	45,654	92,982	85,000
Voin Todorovic	10,956	22,314	12,783
Jennifer Kretchmar	10,956	22,314	14,956
J. Christopher Hurt	7,488	15,249	14,609
Eric Fencl	6,393	13,017	11,972

The stock options and time-based restricted stock vest at the rate of one-third per year over three years from the date of grant, beginning on March 15, 2017. Vesting of the performance-based restricted stock is subject to the achievement of the Company’s goals related to cumulative consolidated total revenues for fiscal 2016, 2017 and 2018 (“total revenue”) and will be earned if threshold total revenues are achieved. If earned, the performance-based restricted stock will vest on March 31, 2019.

The number of shares of 2016 performance-based restricted stock, if any, that could be earned by each NEO can be calculated by multiplying the target number of shares awarded to such executive officer set forth above by the applicable Percentage of Target Value of Performance-Based Restricted Stock Earned Calculation set forth below for total revenue. Any shares that are earned will vest on March 31, 2019.

Fiscal 2016-2018 Performance-Based Restricted Stock Payout

Total Revenue Achievement Level	Percentage of Target Number of Performance- Based Restricted Stock Earned Calculation
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

Pursuant to the terms of the 2004 Plan, the Committee may, in its sole discretion, provide for the following upon a change in control: (1) accelerated vesting of any outstanding award; (2) termination of an award in exchange for the payment of cash; and/or (3) issuance of substitute awards. The 2016 equity award agreements for the NEOs and other participants each contained a clause subjecting the grants to accelerated vesting upon a change in control. The Committee believes that this change in control protection is prevalent among other companies in the peer group, and the value of the stock grants as a retention tool would be diminished if this protection were not included in the grant terms.

Further information regarding the 2016 grants of long-term incentive awards made to NEOs can be found in the 2016 Grants of Plan-Based Awards Table.

2017 Long-Term Incentive Program

As a continuation of the Committee’s transition to extend performance periods for performance-based restricted stock awards, in March 2017, the Committee allocated the annual long-term incentive compensation to the NEOs as follows: time-based restricted stock (60% of grant value), non-qualified stock options (10% of grant value), and three-year performance-based restricted stock (30% of grant value). The performance-based restricted stock awards will be earned if pre-established three-year pretax income growth goals are attained.

Compensation Arrangements with Certain Named Executive Officers

In February 2016, the Committee requested its independent compensation consultant to perform a review of the Company’s Employment, Confidentiality and Noncompete Agreements (the “Employment Agreements”) with each of its NEOs compared to employment agreements of similarly situated executive officers of the Company’s compensation peer group and other market survey data. Based on the findings of this review, on March 7, 2016, the Committee amended and restated the Employment Agreements with each NEO.

Among other minor changes, revisions to each of the Employment Agreements include:

●	lengthening the time period from 12 months to 24 months following a change in control during which increased severance would be paid;
●

changing the bonus an NEO would be paid if terminated within 24 months of a change in control from pro-rata based on actual financial results of the Company to pro-rata based on target financial goals;

●

providing that the NEO would have good reason to terminate the agreement if his or her total annual compensation was materially reduced versus the prior agreements under which only a material reduction of the NEO’s base compensation was grounds to invoke good reason;

●

providing that if an NEO was entitled to severance, he or she would receive a lump sum payment equivalent to 18 months of the Company-paid portion of health, dental and vision coverage, rather than paying the Company-paid portion of such coverage during the 18- month continuation period; and

●

providing that should any payment under the Employment Agreements or otherwise be subject to the excise tax imposed by Section 4999 of the Code, such payments either would be (i) paid in full, or (ii) paid to a lesser extent such that the excise tax would no longer be applicable, whichever amount would result in the greatest amount of payments to the NEO on an after-tax basis. The prior agreements required the reduction of payments to an amount upon which no excise tax would apply. Importantly, neither the prior agreements nor the revised Employment Agreements provide for a gross-up payment.

The Committee made additional revisions to the Chief Executive Officer’s agreement, including:

●

increasing the severance payment if the Chief Executive Officer is terminated within 24 months after a change in control from 24 months of base salary to 24 months of base salary plus her target bonus amount for the fiscal year in which the termination occurs;

●

removing a provision that reduced the amount of severance paid to the Chief Executive Officer by any amount received by a subsequent employer during the severance period, consistent with the severance provisions in the Employment Agreements of the other NEOs; and

●

adding to severance the Company-paid portion of dental and vision coverage premiums that would be paid over an 18-month period, consistent with the severance provisions in the Employment Agreements of the other NEOs.

Each Employment Agreement has an initial term of three years from March 7, 2016 and renews from year-to-year thereafter. The Company may terminate each Employment Agreement prior to the end of the term upon death or disability of the NEO or with or without cause (as defined in the Employment Agreements). The NEO may terminate the Employment Agreement with or without good reason (as defined in the Employment Agreements). If the Company terminates the Employment Agreement without cause or if the NEO terminates the Employment Agreement for good reason, the Company would be obligated to continue to pay the NEO (i) his or her base salary for a period of 12 months if termination occurs prior to a change in control (as defined in the Employment Agreements) or following a period of 24 months after a change in control; (ii) in the case of an NEO other than the Chief Executive Officer, his or her base salary for a period of 18 months and an amount equal to the NEO’s target bonus prorated for the year of termination if termination occurs within 24 months after a change in control; (iii) in the case of the Chief Executive Officer, her base salary for a period of 24 months and an amount equal to her target bonus for the year of termination if termination occurs within 24 months after a change in control; and (iv) in any case, a lump sum payment equivalent to 18 months of the Company-paid portion of health, dental and vision coverage.

See “Executive Employment and Severance Agreements” for a discussion of such terms of our NEOs’ employment agreements.

Insider Trading Policy

The Build-A-Bear Workshop, Inc. Insider Trading Policy prohibits the Directors, NEOs and other employees from selling the Company’s securities “short”— that is, selling securities that are borrowed (and not owned) so as to be able to profit from a decrease in the Company’s share price. The Company’s insider trading policy also prohibits Directors, NEOs and other employees from pledging Company securities or buying or selling puts (i.e., options to sell), calls (i.e., options to purchase), future contracts, or other forms of derivative securities relating to the Company’s securities.

Policy for Adjustment or Recovery of Awards in the Event of Accounting Restatement

The 2016 Bonus Plan provides that in the event of a restatement impacting net income, the Company would recover from the NEO the applicable amount which should not have been paid based on the restatement, plus interest. In addition, the 2016 award agreements for performance-based restricted stock also provide that in the event of a restatement impacting net income, the NEO would reimburse the Company or forfeit any shares that should not have been earned or vested based on the restatement.

Executive Stock Ownership Guidelines

The Committee maintains stock ownership guidelines for NEOs. The guidelines require executives to acquire and maintain a minimum level of stock ownership in Company stock.

The current ownership guidelines for our NEOs are set forth in the table below.

Position	Multiple of Base Salary
Chief Executive Officer	Five times (5X)
All Other NEOs	One time (1X)

The executives have three years to reach the applicable minimum holding requirement and, thereafter, may not sell shares if such sale would cause the executive’s holdings to fall below the minimum holding requirement. The withholding of shares to satisfy income tax withholding associated with a stock option exercise or restricted stock vesting or to pay the exercise price in connection with a stock option exercise is not considered a sale of Company stock for the purposes of these guidelines. Each of the NEOs complied with these guidelines in 2016. The Committee will continue to monitor stock ownership guidelines and levels for the NEOs on an annual basis.

Retirement and Other Post-Termination Benefits

We have entered into Employment Agreements with our NEOs that provide for a continuation of certain post-employment benefits, to the extent permitted under the applicable employment benefit plan(s). Such benefits plans are the same for all employees (except for the long-term disability insurance of which the Company pays 100% of the premiums for senior level employees, including the NEOs, as discussed below). The Employment Agreements for the NEOs also provide for certain payments to be made to the NEO’s if their employment is terminated under certain circumstances, including a change in control of the Company. See “Executive Employment and Severance Agreements” for a discussion of such terms of our NEOs’ employment agreements.

Other Benefits

The Company seeks to maintain an open and inclusive culture in its facilities and operations among executives and other Company employees. Thus, the Company does not provide executives with reserved parking spaces or separate dining or other facilities, nor does the Company have programs for providing personal-benefit perquisites to executives, such as permanent lodging or defraying the cost of personal entertainment or family travel. With the exception of disability insurance (as noted below), the Company’s health care and other insurance programs are the same for all eligible employees, including the NEOs.

Insurance

All full-time Company employees, including the NEOs, are eligible to participate in medical, dental, vision, long- and short-term disability and life insurance plans and flexible spending accounts. The terms of such benefits for the Company’s NEOs are the same as those for all Company employees, except that with respect to long-term disability insurance, the Company pays 100% of the premium for senior level employees, including the NEOs.

401(k)

The Company sponsors the Build-A-Bear Workshop, Inc. Employee Savings Trust, which is a qualified retirement plan with a 401(k) feature. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. The Company has the ability to make discretionary matching contributions and discretionary profit sharing contributions to such plan. In 2016, the Company matched 50% of the participants’ 2015 contributions of up to 6% of the participant’s salary. The Company matching contribution is not fully vested until the participant has been employed by the Company for five years.

401(k) Mirror Plan

The Company sponsors the Build-A-Bear Workshop, Inc. Non-Qualified Deferred Compensation Plan, a non-qualified plan which mirrors the substantive terms of the Build-A-Bear Workshop, Inc. Employee Savings Trust. The non-qualified plan permits certain highly compensated employees, including the NEOs, whose deferrals are otherwise limited to the qualified plan, to make additional pre-tax deferrals of compensation. The Company may make matching contributions to this non-qualified plan to replicate Company matching contributions that would have been made to the qualified plan, but for limitations in the Code. In 2016, the Company matched 50% of the participants’ 2015 contributions of up to 6% of the participant’s salary, divided between the 401(k) plan and the 401(k) mirror plan. The Company matching contribution is not fully vested until the participant has been employed by the Company for five years. Of the NEOs, only Mr. Hurt participated in this plan during 2016. Because Mr. Hurt did not make contributions in 2015, however, he did not receive a Company matching contribution in 2016.

Federal Income Tax and Accounting Considerations

Code Section 162(m)

Code Section 162(m) limits deductions for certain executive compensation in excess of $1 million in any fiscal year. Code Section 162(m) provides that performance-based compensation is not subject to this deductibility limit. The Company attempts to structure its compensation arrangements to permit deductibility under Code Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Code Section 162(m). Thus, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. In any event, there is no guarantee that performance-based compensation paid to the NEOs will qualify for the deductibility exception provided by Code Section 162(m).

Accounting Considerations

The Committee has taken certain accounting rules and consequences into consideration when determining the type of equity awards that executive officers should receive as part of the Company’s long-term incentive plan component of compensation packages. The vesting of restricted stock and stock option grants made to the Company’s executive officers and employees and the associated Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) expense recognition is tied to the passage of time rather than conditioned upon fulfillment of certain performance targets.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The Company’s Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation and Development Committee of the Board of Directors:

Coleman Peterson, Chairman
Mary Lou Fiala
Timothy Kilpin
Sarah Personette

The Compensation and Development Committee Report and the Report of the Audit Committee below will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, the Compensation and Development Committee was comprised of Coleman Peterson (Chair), Mary Lou Fiala Timothy Kilpin and Sarah Personette and, through May 2016, James M. Gould, none of whom were employees or current or former officers of the Company, nor had any relationship with the Company required to be disclosed as transactions with related persons pursuant to Item 404(a) of Regulation S-K. No executive of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation and Development Committee or Board of Directors.

2016 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal years ended December 31, 2016, January 2, 2016, and January 3, 2015. The Company cautions that the amounts reported in the Stock Awards and Option Awards columns may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the Company’s stock price when restricted stock vests or the stock option is exercised and on continued employment.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Sharon John	2016	$694,231	$-	$625,003	$663,492	$-	$5,362	$1,988,088
President and	2015	665,625	53,250	454,154	250,846	412,688	3,443	1,840,006
Chief Executive Officer	2014	656,250	-	288,756	153,549	1,168,913	166,311	2,433,779

Voin Todorovic(5)	2016	343,308	-	149,988	159,226	-	4,926	657,448
Chief Financial Officer	2015	316,154	12,646	120,140	66,341	98,008	105,384	718,673
	2014	86,538	20,000	37,503	20,011	77,913	23,015	264,980

Jennifer Kretchmar(6)	2016	404,146	-	149,988	159,226	-	1,003	714,363
Chief Merchandising Officer	2015	383,692	15,348	120,140	66,341	118,945	817	705,283
	2014	142,788	25,000	76,067	27,129	120,649	16,864	408,497

J. Christopher Hurt (7)	2016	395,385	-	102,511	108,812	-	995	607,703
Chief Operations Officer	2015	267,461	50,200	120,709	64,002	117,800	110,720	730,892

Eric Fencl	2016	324,892	-	87,520	92,885	-	4,894	510,191
Chief Administrative Officer,	2015	313,077	12,523	102,550	56,639	97,054	3,510	585,353
General Counsel	2014	316,154	-	68,688	36,530	234,785	2,278	658,435
and Secretary

(1)

The amounts appearing in the Stock Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted in fiscal 2016, fiscal 2015, and fiscal 2014. In fiscal 2016 and fiscal 2015, the grants consisted of both performance-based restricted stock and time-based restricted stock. In fiscal 2014, all of the stock awards were in the form of time-based restricted stock. Performance-based restricted stock awarded in fiscal 2016 will be earned based on three-year cumulative consolidated total revenues for fiscal 2016, 2017 and 2018, and the grant date fair value of such awards is based on assumed results at the target achievement level per the instructions to Item 402(c) of Regulation S-K. The recipients have the right to vote and receive dividends as to all unvested shares of time-based restricted stock, but do not have such rights with respect to performance-based restricted stock until the performance criteria is satisfied. The time-based restricted stock grants in 2016 and 2015 vest at the rate of one-third per year over three years, beginning on March 15 of the year following the year of grant. The time-based restricted stock grants in 2014 vest at the rate of one-third per year over three years from the date of grant, beginning on the first anniversary of the date of grant. The performance-based restricted stock grants in 2015 that were earned will vest at the rate of one-third per year, beginning on March 15, 2016. The three-year performance-based restricted stock grants in 2016 will vest on March 31, 2019 if earned. See the 2016 Grants of Plan-Based Awards Table. See also Note 11 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the assumptions used in the valuation of awards. The grant date fair value of the performance-based restricted stock awards granted in 2016 for each Named Executive Officer assuming that the maximum level of performance conditions is achieved is as follows: Ms. John—$2,327,300; Mr. Todorovic—$349,999; Ms. Kretchmar—$409,495; Mr. Hurt—$399,994; and Mr. Fencl—$327,793.

(2)

The amounts appearing in the Option Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for options granted in fiscal 2016, 2015 and 2014. See Note 11 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the assumptions used in the valuation of the awards. The exercise price of the options granted in fiscal 2016 is equal to the closing price of the Company’s common stock on March 7, 2016, the date of grant, and the options vest at the rate of one-third per year over three years from the grant date.

(3)	Because the Company did not achieve the threshold net income target in fiscal 2016, no amounts were paid under the 2016 Bonus Plan to any of the NEOs.
(4)

“All Other Compensation” includes relocation reimbursement, the Company’s contribution to the 401(k) plan, payment by the Company of long-term disability, and life insurance premiums for the benefit of the Named Executive Officers. For fiscal 2016, Company contributions to our 401(k) plan were as follows: Ms. John—$3,975; Mr. Todorovic—$3,975; and Mr. Fencl—$3,975. For fiscal 2016, Company-paid premiums for long-term disability insurance were as follows: Ms. John—$804; Mr. Todorovic—$663; Ms. Kretchmar—$663; Mr. Hurt—$663; and Mr. Fencl—$645. For fiscal 2016, Company-paid premiums for life insurance were as follows: Ms. John—$583; Mr. Todorovic—$288; Ms. Kretchmar—$340; Mr. Hurt—$332; and Mr. Fencl—$274.

(5)	Mr. Todorovic’s employment with the Company commenced September 15, 2014.
(6)	Ms. Kretchmar’s employment with the Company commenced August 12, 2014.
(7)	Mr. Hurt’s employment with the Company commenced April 15, 2015.

2016 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to plan-based awards granted to each of our Named Executive Officers during the fiscal year ended December 31, 2016. All awards were granted pursuant to the 2004 Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Option Awards

Sharon John	3/7/16 (1)	$347,115	694,231	1,388,462
	3/7/16 (2)				42,500	85,000	170,000				1,163,650
	3/7/16 (3)							45,654			625,003
	3/7/16 (4)								92,982	$13.69	663,492

Voin Todorovic	3/7/16 (1)	85,827	171,654	343,308
	3/7/16 (2)				6,392	12,783	25,566				174,999
	3/7/16 (3)							10,956			149,988
	3/7/16 (4)								22,314	13.69	159,226

Jennifer Kretchmar	3/7/16 (1)	101,037	202,073	404,146
	3/7/16 (2)				7,478	14,956	29,912				204,748
	3/7/16 (3)							10,956			149,988
	3/7/16 (4)								22,314	13.69	159,226

J. Christopher Hurt	3/7/16 (1)	98,846	197,692	395,385
	3/7/16 (2)				7,305	14,609	29,218				199,997
	3/7/16 (3)							7,488			102,511
	3/7/16 (4)								15,249	13.69	108,812

Eric Fencl	3/7/16 (1)	81,223	162,446	324,892
	3/7/16 (2)				5,986	11,972	23,944				163,897
	3/7/16 (3)							6,393			87,520
	3/7/16 (4)								13,017	13.69	92,885

(1)

Amounts represent the range of possible cash payouts for fiscal 2016 awards under the 2016 Bonus Plan. This chart reflects the threshold, target and maximum bonus amounts payable under the 2016 Bonus Plan performance year if pre-established financial targets would have been met. The amounts listed above were calculated based on the threshold, target, and maximum percentages as a percentage of the executive’s base salary paid in 2016. As noted in the section entitled “Compensation Discussion and Analysis”, the Company’s net income for fiscal 2016 was below the threshold level and, therefore, there was no payout under the 2016 Bonus Plan.

(2)

These restricted stock awards were performance-based, and shares earned vest on March 31, 2019 to the extent the Company achieves certain cumulative consolidated total revenues for 2016, 2017 and 2018, as discussed in the “Compensation Discussion and Analysis” section. Prior to the date the shares are earned or forfeited, the NEOs do not have the right to vote or receive dividends on any of shares of performance-based restricted stock. The fair market value of the restricted stock on the date of grant was $13.69 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718 and is based on the target number of performance-based restricted stock.

(3)

These restricted stock awards are subject to time-based vesting only and will vest in equal installments over three years beginning on the first anniversary of the grant date. Executives have the right to vote and receive dividends as to all unvested shares of time-based restricted stock. The fair market value of the restricted stock on the date of grant was $13.69 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718.

(4)

These stock options are subject to time-based vesting only and will vest in equal installments over three years beginning on the first anniversary of the grant date. The stock option exercise price is the closing price of the Company’s stock on the date of grant. The grant date fair value is computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table discloses information regarding outstanding awards under the Company’s 2004 Plan, as amended, as of the fiscal year end of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares of Stock That Have Not Vested ($)

Sharon John	146,634	48,878	(6)	$6.56	6/3/2023
	18,150	9,075	(7)	9.43	3/18/2024
	7,343	14,686	(7)	20.80	3/17/2025
	-	92,982	(7)	13.69	3/7/2026
								50,000	(5)	$687,500	(5)
						95,428	$1,312,135	85,000	(4)	1,168,750	(4)

Voin Todorovic	1,760	880	(7)	12.64	9/15/2024
	1,942	3,884	(7)	20.80	3/17/2025
	-	22,314	(7)	13.69	3/7/2026
						15,795	217,181	12,783	(4)	175,766	(4)

Jennifer Kretchmar	2,648	1,324	(7)	11.43	8/12/2024
	1,942	3,884	(7)	20.80	3/17/2025
	-	22,314	(7)	13.69	3/7/2026
						16,295	224,056	14,956	(4)	205,645	(4)

J. Christopher Hurt	1,974	3,948	(7)	20.47	3/15/2025
	-	15,249	(7)	13.69	3/7/2026
						11,400	156,750	14,609	(4)	200,874	(4)

Eric Fencl	19,596	-		5.11	3/17/2019
	17,176	-		6.59	3/23/2020
	10,568	-		6.21	3/22/2021
	4,318	2,159	(7)	9.43	3/18/2024
	1,658	3,316	(7)	20.80	3/17/2025
	-	13,017	(7)	13.69	3/7/2026
						13,774	189,393	11,972	(4)	164,615	(4)

(1)	The amounts appearing in this column represent the total number of time-based stock options that have not vested as of December 31, 2016.
(2)

The amounts appearing in this column represent the total number of time-based restricted shares that have not vested as of December 31, 2016 and performance-based restricted stock that has been earned but has not vested as of December 31, 2016. Restricted stock granted on March 19, 2013 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The amounts of unvested restricted stock held under the March 2013 award by our Named Executive Officers at December 31, 2016 is as follows: Mr. Fencl —1,667. Restricted stock granted to Ms. John on June 3, 2013 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date, and the amount of unvested restricted stock under this grant at December 31, 2016 was 25,011 shares. Restricted stock granted on March 18, 2014 vests at the rate of one-third per year over three years from the date of grant beginning on the first anniversary of the grant date. The amounts of unvested restricted stock held under the March 2014 award by our Named Executive Officers at December 31, 2016 are as follows: Ms. John—10,207; and Mr. Fencl—2,428. Restricted stock granted to Ms. Kretchmar on August 12, 2014 vests at the rate of one-third per year over three years from the date of grant beginning on the first anniversary of the grant date, and the amount of unvested restricted stock under this grant at December 31, 2016 was 1,489 shares. Restricted stock granted to Mr. Todorovic on September 15, 2014 vests at the rate of one-third per year over three years from the date of grant beginning on the first anniversary of the grant date and the amount of unvested restricted stock under this grant at December 31, 2016 was 989 shares. Time-based restricted stock granted on March 17, 2015 vests at the rate of one-third per year over three years from the date of grant beginning on March 15, 2016. The amounts of unvested restricted stock held under the March 2015 time-based restricted stock award by our Named Executive Officers at December 31, 2016 are as follows: Ms. John—9,936; Mr. Todorovic—2,628; Ms. Kretchmar—2,628; and Mr. Fencl—2,244. Performance-based restricted stock granted on March 17, 2015 that was earned vests at the rate of one-third per year over three years from March 15, 2016. The amounts of unvested restricted stock held under the portion of the March 2015 performance-based restricted stock award that was earned by our Named Executive Officers at December 31, 2016 are as follows: Ms. John—4,620; Mr. Todorovic—1,222; Ms. Kretchmar—1,222; and Mr. Fencl—1,042. Time-based restricted stock granted to Mr. Hurt on April 15, 2015 vests at the rate of one-third per year over three years from March 15, 2016, and the amount of unvested restricted stock under this grant at December 31, 2016 was 2,670 shares. Performance-based restricted stock granted to Mr. Hurt on April 15, 2015 that was earned vests at the rate of one-third per year over three years from March 15, 2016, and the amount of unvested restricted stock under this grant at December 31, 2016 was 1,242 shares. The amounts of unvested time-based restricted stock held under the March 2016 award by our Named Executive Officers at December 31, 2016 are as follows: Ms. John—45,654; Mr. Todorovic—10,956; Ms. Kretchmar—10,956; Mr. Hurt—7,488 and Mr. Fencl—6,393.

(3)

The amounts appearing in this column represent the aggregate market value of time-based restricted shares that have not vested as of December 31, 2016 and are based on the closing price of $13.75 for the shares of common stock on December 30, 2016.

(4)

The amounts reflect the number and payout value of unearned performance-based restricted shares based on the assumed achievement of target consolidated total revenue performance goals for 2016, 2017 and 2018 as discussed in the “Compensation Discussion and Analysis” section. The payout value is based on the closing price of $13.75 for the shares of common stock on December 30, 2016. If earned, the performance-based shares will vest on March 31, 2019.

(5)

The amounts reflect the number and payout value of unearned performance-based restricted shares based on the assumed achievement of target performance goals. The payout value is based on the closing price of $13.75 for the shares of common stock on December 31, 2016. This restricted stock award is performance-based and shares earned vest to the extent the Company achieves certain cumulative pre-tax income results for 2015, 2016 and 2017. If earned, the performance-based shares will vest on March 31, 2018.

(6)	These stock options vest at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date.
(7)	These stock options vest at the rate of one-third per year over three years from March 15 of the year following the grant year.

 2016 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock options that were exercised by our Named Executive Officers and restricted stock that vested during the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
	Number of Shares Acquired on	Value Realized on	Number of Shares Acquired on	Value Realized
Name	Exercise (#)	Exercise ($)	Vesting (#)	on Vesting ($)(1)
Sharon John	—	$—	42,496	$577,256
Voin Todorovic	—	—	2,914	34,976
Jennifer Kretchmar	—	—	4,508	56,527
J. Christopher Hurt	—	—	1,956	24,998
Eric Fencl	—	—	9,201	119,176

(1)	Amounts reported were determined by multiplying the number of shares that vested by the per share closing price of the Company’s common stock on the vesting date.

2016 NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information regarding our Named Executive Officers’ non-qualified deferred compensation during the fiscal year ended January 3, 2015.

	Executive	Registrant	Aggregate Earnings	Aggregate Balance
	Contributions in	Contributions in	in Last FY($)(1)	at Last FYE($)(2)
Name	Last FY($)	Last FY($)(1)
Sharon John	$-	$-	$-	$-
Voin Todorovic	-	-	-	-
Jennifer Kretchmar	-	-	-	-
J. Christopher Hurt(3)	20,520	-	1,182	21,702
Eric Fencl	-	-	-	-

(1)	The amounts included in these columns are reported as compensation in the Summary Compensation Table included in this proxy statement.
(2)

For prior years, all amounts contributed by a Named Executive Officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

(3)

Mr. Hurt was the only Named Executive Officer who contributed to the Non-Qualified Deferred Compensation Plan during 2016. In March of each year, contributions to the plan during the preceding fiscal year are matched by the Company. Because Mr. Hurt did not contribute to the Non-Qualified Deferred Compensation Plan during 2015, Mr. Hurt did not receive a Registrant Contribution in 2016. The Company’s matching contribution does not fully vest until the participant has been employed by the Company for five years.

A description of the Company’s Non-Qualified Deferred Compensation Plan is included in the “Compensation Discussion and Analysis” Section.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

The Company currently has employment agreements with each of our Named Executive Officers and certain other executives. The material terms of the agreements, as amended, are described below.

The material terms of revisions made to the employment agreements during 2016 with each of the Named Executive Officers are discussed in the “Compensation Discussion and Analysis” section.

Ms. John’s agreement has an initial term of three years from March 7, 2016 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Ms. John may terminate the agreement with or without good reason (as defined in the agreement). If we terminate Ms. John’s employment without cause or if Ms. John terminates her employment for good reason, we are obligated to (i) in the case of termination prior to a change in control or following a date which is 24 months after a change in control, continue her base salary for a period of 12 months after her termination, or (ii) in the case of termination during the 24 month period following a change in control, continue her base salary for a period of 24 months and pay her target bonus amount for the fiscal year in which the termination occurs. In any case, we are obligated to pay a lump sum equivalent to 18 months of the Company-paid portion of health, dental and vision coverage. As compensation for her services, Ms. John will receive an annual base salary at a rate not less than $700,000 which rate will be reviewed annually and be commensurate with similarly situated executives in similarly situated firms. If the Company meets or exceeds certain performance objectives determined annually by the Compensation and Development Committee, Ms. John will receive an annual bonus of not less than 100% of her annual base salary, payable in either cash, stock, stock options or a combination thereof. The employment agreement also provides that for the term of the employment agreement and for one year thereafter, subject to specified limited exceptions, Ms. John may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence. In the event of her termination due to death, disability, or by the Company without cause, or if Ms. John terminates her employment for good reason, Ms. John or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks she was employed during the year, subject to achievement of the bonus criteria (if such termination occurs within 24 months after a change of control, Ms. John will be entitled to receive her target bonus for the fiscal year in which the termination occurs prorated based on the number of full weeks she was employed during the year and paid within 30 days of such termination). If any payments under the employment agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be (i) paid in full, or (ii) paid to a lesser extent such that the excise tax would no longer be applicable, whichever amount would result in the greatest amount of payments to Ms. John on an after-tax basis.

The employment agreements with Ms. Kretchmar and Messrs. Fencl, Hurt and Todorovic (the “non-CEO NEOs”) have an initial term of three years from March 7, 2016 and renew from year-to-year thereafter. The agreements may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreements) or without cause. Each of the non-CEO NEOs may terminate his or her agreement with or without good reason (as defined in the agreements). If we terminate a non-CEO NEOs employment without cause, or if the non-CEO NEO terminates his or her employment for good reason, we are obligated to (i) in the case of termination prior to a change in control or following a date which is 24 months after a change in control, continue his or her base salary for a period of 12 months after his or her termination, or (ii) in the case of termination during the 24-month period following a change in control, continue his or her base salary for a period of 18 months and an amount equal to the NEO’s target bonus prorated for the year of termination. In any case, we are obligated to pay a lump sum equivalent to 18 months of the Company-paid portion of health, dental and vision coverage. As compensation for their services, the non-CEO NEOs will receive an annual base salary at a rate not less than $350,000 in the case of Mr. Todorovic, $409,500 in the case of Ms. Kretchmar, $400,000 in the case of Mr. Hurt, and $327,800 in the case of Mr. Fencl, in each case which rate will be reviewed annually and be commensurate with similarly situated executives in similarly situated firms. If the Company meets or exceeds certain performance objectives determined annually by the Compensation and Development Committee, each of the non-CEO NEOs will receive an annual bonus of not less than 50% of his or her annual base salary, payable in either cash, stock, stock options or a combination thereof. The employment agreements also provide that for the terms of the employment agreements and for one year thereafter, subject to specified limited exceptions, the non-CEO NEOs may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence. In the event of his or her termination due to death, disability, or by the Company without cause, or if a non-CEO NEO terminates his or her employment for good reason, the non-CEO NEO or his or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks he or she was employed during the year, subject to achievement of the bonus criteria (if such termination occurs within 24 months after a change of control, the non-CEO NEO will be entitled to receive his or her target bonus for the fiscal year in which the termination occurs prorated based on the number of full weeks he or she was employed during the year and paid within 30 days of such termination). If any payments under the employment agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be (i) paid in full, or (ii) paid to a lesser extent such that the excise tax would no longer be applicable, whichever amount would result in the greatest amount of payments to the non-CEO NEO on an after-tax basis.

Potential Payments Upon Termination or Change-In-Control

Our Named Executive Officers are eligible to receive certain benefits in the event of termination of such officer’s employment, including following a change-in-control. The following table presents potential payments to Mses. John and Kretchmar and Messrs. Todorovic, Hurt and Fencl as if his or her employment had been terminated as of December 31, 2016, the last day of fiscal 2016.

The termination benefits provided to our Named Executive Officers upon their voluntary termination of employment or retirement do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. The amounts presented in the table are in addition to amounts each Named Executive Officer earned or accrued prior to termination, such as the officer’s balances, if any, in our Non-Qualified Deferred Compensation Plan, previously vested options and restricted stock, and accrued vacation. For information about these previously earned and accrued amounts, see the “Outstanding Equity Awards at 2016 Fiscal Year-End”, “2016 Option Exercises and Stock Vested” and “2016 Non-Qualified Deferred Compensation” tables located elsewhere in this proxy statement.

Name/Circumstance	Salary Continuation	Bonus(1)	Equity With Accelerated Vesting(2)	Continued Perquisites and Benefits(3)	Total
Sharon John
Death	$-	$-	$3,564,601	$-	$3,564,601
Disability	-	-	3,564,601	-	3,564,601
Severance Termination(4)	700,000	-	-	14,282	714,282
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control (5)	1,400,000	700,000	3,564,601	14,282	5,678,883
Change-in-Control (no termination)	-	-	3,564,601	-	3,564,601
Voin Todorovic
Death	-	-	395,263	-	395,263
Disability	-	-	395,263	-	395,263
Severance Termination(4)	350,000	-	-	14,282	364,282
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control (5)	525,000	-	395,263	14,282	934,545
Change-in-Control (no termination)	-	-	395,263	-	395,263
Jennifer Kretchmar
Death	-	-	434,112	-	434,112
Disability	-	-	434,112	-	434,112
Severance Termination(4)	409,500	-	-	14,282	423,782
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control (5)	614,250	-	434,112	13,546	1,061,908
Change-in-Control (no termination)	-	-	434,112	-	434,112
J. Christopher Hurt
Death	-	-	358,539	-	358,539
Disability	-	-	358,539	-	358,539
Severance Termination(4)	400,000	-	-	12,968	412,968
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control (5)	600,000	-	358,539	12,968	971,507
Change-in-Control (no termination)	-	-	358,539	-	358,539
Eric Fencl
Death	-	-	364,115	-	364,115
Disability	-	-	364,115	-	364,115
Severance Termination(4)	327,800	-	-	9,857	337,657
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control (5)	491,700	-	364,115	9,857	865,672
Change-in-Control (no termination)	-	-	364,115	-	364,115

(1)

Where indicated, the Named Executive Officer is entitled to a pro-rated bonus based on the number of full calendar weeks during the applicable fiscal year during which the executive was employed. As more fully described in the “Compensation Discussion and Analysis,” no bonuses were earned in fiscal 2016. See footnote 5 for an explanation of the amount reported for Ms. John.

(2)

The amounts appearing in this column represent the aggregate market value of time-based restricted shares and performance-based restricted shares and the value of stock options, the vesting of which would have been accelerated, each based on the closing price of $13.75 for the shares of common stock on December 30, 2016.

(3)	The Company will pay each Named Executive Officer a lump sum payment equivalent to 18 months of the Company-paid portion of health, dental and vision coverage.
(4)

Severance Termination would occur if the Company terminated the executive without cause or if the executive terminated his or her employment for good reason prior to a change in control or following a date which is 24 months after a change in control, as each term is defined in the applicable employment agreement. Upon a termination in this case, each Named Executive Officer is entitled to salary continuation for 12 months.

(5)

If a Named Executive Officer’s employment is terminated during the 24-month period following a change in control, we are obligated to (i) in the case of the non-CEO Named Executive Officers, continue his or her base salary for 18 months, or (ii) in the case of Ms. John, continue her base salary for 24 months and pay her target bonus amount for the fiscal year in which the termination occurs.

PROPOSAL NO. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2016. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to act in that capacity for fiscal 2017, which ends on December 30, 2017. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.

Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee of the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of Ernst & Young LLP as principal independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain Ernst & Young LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 30, 2017.

Principal Accountant Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2016 and January 2, 2016, as well as fees billed for other services rendered by Ernst & Young LLP during those periods:

	Fiscal 2016	Fiscal 2015
Audit Fees(1)	$786,400	$819,100
Audit-Related Fees	2,000	2,000
Tax Fees(2)	394,600	656,600
All Other Fees	—	—
Total Fees	$1,183,000	$1,477,700

(1)

Audit Fees are fees paid for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim consolidated financial statements and statutory audit requirements at certain non-U.S. locations.

(2)	Tax Fees are fees paid for an international expansion review, transfer pricing studies, compliance services and tax consultation.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee Charter requires the Audit Committee’s pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. In determining whether proposed services are permissible, the Audit Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Audit Committee may consult with management, but may not delegate this authority to management. Pursuant to a delegation of authority from the Audit Committee, the Chair of the Audit Committee may pre-approve such audit or permitted non-audit services. If the Chair approves any such services, any such approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. All of the services performed by Ernst & Young LLP during the 2016 and 2015 fiscal years were pre-approved by the Audit Committee.

PROPOSAL NO. 3. ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers. As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation and Development Committee has designed and implemented executive compensation programs that are intended to align with our stockholders’ interests. The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Compensation and Development Committee. We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in the “Compensation Discussion and Analysis” portion, demonstrates that our executive compensation program was designed appropriately to meet these objectives. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in the proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, and other related disclosure.”

While this vote is advisory, and not binding on our Company, it will provide information to our Compensation and Development Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of fiscal 2017 and beyond.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4. ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are required to submit this advisory vote to our stockholders at least once every six years. Accordingly, we are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining.

After consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for the Company and its stockholders at this time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ONE YEAR ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL 5. APPROVAL OF THE BUILD-A-BEAR WORKSHOP, INC. 2017 OMNIBUS INCENTIVE PLAN

BACKGROUND

On March 14, 2017, the Board of Directors adopted, subject to stockholder approval, the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan (the “Incentive Plan”). If adopted by our stockholders, the Incentive Plan would, among other things provide that the number of shares authorized for issuance under the Incentive Plan is 1,000,000, subject to adjustments as described in the Incentive Plan and below.

As discussed in the “Compensation Discussion and Analysis’’ section of this proxy statement, the fundamental objectives of the Company’s executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance. In furtherance of these objectives, the Company maintains the 2004 Plan pursuant to which the Company is authorized to issue equity-based compensation. The Board of Directors believes that the number of shares remaining available for issuance under the 2004 Plan is insufficient to meet the Company’s compensation goals in the coming years and believes that it is in the best interests of the Company and its stockholders to ensure that the Company has an adequate number of shares available to compensate its Directors, employees and consultants. As such, we are asking our stockholders to approve the Incentive Plan.

The Board of Directors and Compensation and Development Committee carefully considered the compensation needs of the Company as well as the Company’s historical equity compensation practices in determining the number of shares to be available for issuance under the Incentive Plan. This analysis included reviewing the Company’s past equity compensation practices and assessing the number of shares likely to be needed for future grants. The Company’s independent compensation consultants also assisted in the analysis.

The Company’s potential dilution, or overhang, from outstanding awards issued under the 2004 Plan is approximately 9.5%. This percentage is calculated on a fully diluted basis, based on the total shares underlying outstanding stock-based awards as of the end of our fiscal year on December 31, 2016 (1,510,922) and the total shares of common stock outstanding as of the same date (15,856,927). The Company’s three-year average annual burn rate for fiscal years 2014, 2015 and 2016 was 2.8%. The burn rate is calculated by dividing the number of awards granted by the weighted average number of common shares outstanding.

To further align management with the interests of stockholders, the Committee has increased the proportion of the Named Executive Officers’ equity awards that are performance-based. During 2015 and 2016, 444,767, or over 42%, of the awards granted under the 2004 Plan were made in the form of performance-based restricted stock which are subject to forfeiture if the Company does not attain pre-established performance metrics. During the same period, another 284,673, or over 27%, of the awards granted under the 2004 Plan were made in the form of non-qualified stock options which only have value if the Company’s stock price appreciates.

Upon stockholder approval of the Incentive Plan, the 2004 Plan will be frozen, and no further awards will be issued thereunder. Awards issued under the 2004 Plan that are outstanding if and when the Incentive Plan is approved by stockholders will remain outstanding and will be administered in accordance with the 2004 Plan and the applicable award agreements. If the Incentive Plan is not approved by the Company’s stockholders, the 2004 Plan as in effect immediately prior to March 14, 2017 will continue to operate according to its terms. At this time, no awards have been made which are conditioned on stockholder approval of the Incentive Plan.

Approval of the Incentive Plan pursuant to this Proposal 5 will also act as stockholder approval of the material terms of the performance goals for which performance-based compensation is to be paid under the Incentive Plan to obtain the deduction available under Code Section 162(m) for performance-based compensation, as more fully described below.

A copy of the Incentive Plan is attached as Appendix A to this proxy statement. The following summary of the material terms of the Incentive Plan is qualified in its entirety by reference to the full text of the Incentive Plan. The closing price of our common stock as listed on the NYSE on March 14, 2017 was $8.85.

ADMINISTRATION

The Incentive Plan is administered by the Committee. Subject to the express provisions of the Incentive Plan, the Committee has the full and exclusive authority, in its discretion, to determine which of the persons eligible under the plan will be granted awards, when and how each award will be granted, what type or combination of types of awards will be granted, the provisions of each award granted, including the time or times when a person is permitted to receive shares of Company stock pursuant to an award and the number of shares of Company stock subject to an award or the value of an award.

Subject to the express provisions of the Incentive Plan, the Committee also has the full and exclusive authority to construe and interpret the Incentive Plan and awards granted under it and to establish, amend and revoke rules and regulations for its administration.

The Chief Executive Officer and the Chief Human Resources Officer have the authority, in their discretion, to also determine individuals, other than themselves or other executive officers, to whom, and the time or times at which, awards shall be granted and the number of shares, if applicable, subject to such award.

ELIGIBLE PARTICIPANTS

Any employee, director or consultant of the Company or any of its affiliates, who is selected by the Committee or its delegate, is eligible to receive an award under the Incentive Plan. As of March 14, 2017, approximately 4,300 employees, officers and Directors were eligible as a class to be selected by the Committee to receive awards under the Incentive Plan.

SHARES AVAILABLE FOR AWARDS

If the Incentive Plan is approved by the Company’s stockholders, the maximum number of shares authorized for issuance under the Incentive Plan (the “Share Reserve”) will be 1,000,000, plus shares of stock subject to outstanding awards made under the 2004 Plan that on or after March 21, 2017 may be forfeited, expire or be settled for cash. As of March 21, 2017, there were a total of 1,777,630 shares issued subject to outstanding awards made under the 2004 Plan, consisting of 972,113 shares of restricted stock and options to purchase 805,517 shares, 526,552 of which are currently exercisable.

Every one share of stock subject to an award under the Incentive Plan shall reduce the Share Reserve by one share.

Shares subject to an award that is forfeited, expires or is settled for cash shall be added to the Share Reserve. The following shares shall not be added to the Share Reserve: (i) shares tendered in payment of the purchase price of an option; (ii) shares tendered or withheld to satisfy any tax withholding obligation with respect to options, stock appreciation rights (“SARs”) or other stock-based awards; (iii) shares subject to a SAR or other stock-based award that are not issued in connection with settlement of the award; and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

The maximum aggregate number of shares of stock subject to options and SARs which may be granted during a calendar year to a participant is 200,000. The maximum number of shares of stock that may be subject to other stock-based awards which may be granted during a calendar year to a participant is 200,000. The maximum aggregate amount that may be paid to any participant in any calendar year under a cash-based award or any other award that is payable or denominated in cash is $5 million, determined as of the date of payout.

The Committee can adjust the number of shares and applicable exercise prices in the event of any changes in the outstanding stock by reason of dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, share exchanges, the sale of assets, split-ups, combinations and other similar transactions.

TRANSFERABILITY OF AWARDS

Unless otherwise determined by the Committee, an award granted under the Incentive Plan is non-transferable and nonassignable, other than by will or the laws of descent. An incentive stock option is not transferable in any event.

TYPES OF AWARDS AND TERMS AND CONDITIONS

The Incentive Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);
•	SARs;
•	other stock-based awards, including restricted stock; and
•	cash-based awards.

Generally, the Committee may impose conditions and restrictions on the exercisability, transferability and prices on any award issued under the Incentive Plan. However, any award granted under the Incentive Plan shall be subject to a minimum vesting or exercise period of at least one year, subject to acceleration pursuant to the terms of the Incentive Plan if provided by the Committee in the applicable award agreement; provided that the Committee may grant awards covering up to 5% of the Share Reserve without respect to this minimum vesting standard.

Options

Options may be incentive stock options or non-qualified stock options. The purchase price of the stock under each option shall not be less than 100% of the fair market value of the stock at the time the option is granted; provided that in the case of a participant who owns more than 10% of the Company’s stock, the purchase price of the stock under each incentive stock option shall not be less than 110% of the fair market value of the stock on the grant date. The term of each option shall not be more than 10 years from the date of grant, or for such shorter period as the Committee determines. In the case of a participant who owns more than 10% of the Company’s stock, the term of any incentive stock option shall not be more than five years from the grant date, or for such shorter period as determined by the Committee. Within such time periods, the options shall be exercisable at such times as the Committee approves. The Committee may, in its discretion, approve options to be exercised after a participant’s employment is terminated other than for cause or the participant’s death.

The purchase price for an option must be paid in full upon the exercise of the option and may be paid (i) in cash, (ii) in the discretion of the Committee, by the tender to the Company of shares already owned by the participant having a fair market value equal to the cash exercise price of the option being exercised, (iii) in the discretion of the Committee, by withholding shares otherwise issuable pursuant to the option having a fair market value equal to the cash exercise price of the option being exercised, (iv) in the discretion of the Committee, by any other means allowable pursuant to applicable law, or (v) in the discretion of the Committee, by any combination of the foregoing payment methods.

In addition to the terms described above applicable to all options, the following terms apply to awards of incentive stock options:

•

The maximum aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year shall not exceed $100,000; and

•

A participant who disposes of stock acquired upon the exercise of an incentive stock option either (i) within two years after the date of grant or (ii) within one year after the transfer of shares to the participant upon exercise must notify the Company of the disposition and the amount of money realized upon the disposition.

SARs

SARs may be granted in connection with or independent of an option granted under the Incentive Plan. SARs granted in connection with an option will generally cover the same shares as the option and be subject to the same terms and conditions as the option. A SAR granted independent of an option shall have an exercise price of not less than 100% of the fair market value of the stock at the time the SAR is granted, and shall entitle the participant upon exercise to a payment from the Company in an amount equal to the excess of the fair market value on the exercise date of a share of stock over the exercise price per share, multiplied by the number of SARs exercised, which may be paid in cash, shares of stock, or a combination of the two in the Committee’s discretion. A SAR granted in connection with an option shall entitle the participant to surrender an unexercised option and receive an amount equal to the excess of the fair market value on the exercise date of a share of stock over the exercise price per share for the option, multiplied by the number of shares covered by the option. The term of each SAR shall not be more than 10 years from the date of grant, or for such shorter period as the Committee determines.

SARs are generally subject to the same terms and conditions as options granted pursuant to the Incentive Plan and any additional terms and conditions as may be determined by the Committee.

Other Stock-Based Awards and Cash-Based Awards

The Committee may grant awards of stock, restricted stock and other stock-based awards with or in addition to other awards granted under the Incentive Plan. Subject to the other terms of the Incentive Plan, other stock-based awards and cash-based awards may be granted in such amounts and upon such terms, restrictions and conditions as shall be determined by the Committee.

Performance-Based Awards

The Committee may intend for certain awards to qualify as performance-based compensation under Code Section 162(m). In general, under Code Section 162(m), in order for a company to be able to deduct compensation in excess of $1,000,000 paid in any one year to its chief executive officer or the three other most highly compensated executive officers (other than the chief financial officer), such compensation must qualify as performance-based. Among other requirements, Code Section 162(m) provides that to preserve deductibility, shareholders must approve the material terms of performance-based compensation for participants who are covered employees within the meaning of Code Section 162(m), which terms include the eligible employees, the business criteria serving as the performance goal and the maximum amount payable (or the applicable formula). A description of the eligible employees and maximum amounts issuable or payable under the Incentive Plan are described herein.

The performance measures to be used for purposes of a performance-based award shall be chosen by the Committee, in its sole and absolute discretion, from among the following: earnings per share of stock; book value per share of stock; net income (before or after taxes); operating income; operating income before depreciation and amortization; return on stockholders’ equity; return on invested capital, assets or equity; cash flow return on investments which equals net cash flows divided by owners’ equity; earnings before interest or taxes; earnings before interest, taxes, depreciation and amortization; earnings before extraordinary or special items; earnings before income taxes and any provision for performance-based awards or other cash bonuses; gross revenues or revenue growth; sales; net sales; market share; expense management; improvements in capital structure; profit margins; stock price; total stockholder return; cash flow; cash flow from operations; free cash flow; net cash provided by operations; cash flow in excess of cost of capital; average cash balance; net cash; cash position; interest expense after taxes; reductions in cost; debt reduction; working capital; customer acquisition; economic value added/economic profit or equivalent metrics; gross or net operating margins; gross or net profits; operational performance measures; and strategic business criteria consisting of one or more objectives based on meeting specified development, strategic partnering, licensing, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, joint ventures or affiliates. To the extent consistent with Code Section 162(m), the Committee has the authority to provide for accelerated vesting of any award based on the achievement of the above-listed performance measures. The Committee may provide in any award that is intended to qualify as a performance-based award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation, claims, judgments or settlements; (iii) changes in tax laws, accounting principles or other laws or provisions; (iv) reorganization and restructuring programs; (v) acquisitions or divestitures, (vi) foreign exchange gains and losses, or (vii) gains and losses that are treated as unusual in nature or that occur infrequently under Accounting Standards Codification Topic 225. The performance measures may relate to the Company, a parent, a subsidiary, an employer or one or more units of such an entity and may be measured annually; at a point in time during a performance period; as an average of values determined at various points of time during a performance period; cumulatively over a period of years; on an absolute basis; relative to a pre-established target, prior period results or designated comparison group; or as a change in values during or between performance periods, in each case as specified by the Committee.

The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to an award. The Committee shall have the discretion to adjust performance-based awards downward, but may not increase a performance-based award. In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing performance measures or permit flexibility with respect to the terms of any award or awards to be treated as performance-based compensation without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant awards that are not intended to qualify as a performance-based award, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on performance measures other than those set forth above.

Awards granted under the Incentive Plan shall be subject to any provisions of applicable laws providing for the recoupment or clawback of incentive compensation; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the award; and any recoupment, clawback or similar provisions that may be included in the applicable award agreement.

Dividends and Dividend Equivalents

With respect to an award of restricted stock, the Committee may grant or limit the right of a participant to receive dividends declared on shares of stock that are subject to such award to the extent the award is not yet vested. If the Committee grants the right of a participant to receive dividends declared on shares subject to an unvested award of restricted stock, then such dividends shall be subject to the same performance conditions and service conditions, as applicable, as the underlying award.

Except for options, SARs and restricted stock, the Committee may grant dividend equivalents on units or other share equivalents subject to an award based on the dividends actually declared and paid on outstanding shares of common stock subject to the terms that the Committee sets forth in the applicable award agreement. If the Committee grants the right of a participant to receive dividend equivalents declared on shares subject to an unvested award, then such dividend equivalents shall be subject to the same performance conditions and service conditions, as applicable, as the underlying award.

TAX WITHHOLDING

The Committee shall have the right to condition the delivery, vesting and retention of stock, cash or other property under an award upon full satisfaction by the participant of all tax withholding requirements with respect to an award. The Committee will prescribe such rules for the withholding of federal, state and local taxes, including social security and Medicare withholding tax, as it deems necessary. In satisfaction of tax withholding requirements, the Committee may, but need not, hold back shares of stock from an award or permit a participant to tender previously owned shares or sell any shares contingently issued or credited by the Company for the purpose of paying any award under the Incentive Plan to raise the amount necessary to satisfy applicable withholding requirements.

CHANGE IN CONTROL

In the event of a change in control, the Committee may accelerate the vesting of outstanding awards, terminate an award for the payment of cash, and/or issue substitute awards. A change in control means (i) the purchase or other acquisition by any person, entity or group of persons of beneficial ownership of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; (ii) individuals who, as of the effective date of the Incentive Plan, constitute the Board cease for any reason to constitute at least a majority of the Board, subject to certain conditions; (iii) a sale of all or substantially all of the assets of the Company, a merger or consolidation of the Company or a statutory share exchange involving the stock of the Company, in each case excluding such transactions with respect to which persons who were the stockholders of the Company immediately prior to such transaction immediately thereafter own more than 50% of the common stock and the combined voting power entitled to vote generally in the election of directors of the surviving or acquiring entity; or (iv) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company. Solely for the purposes of an award subject to Section 409A of the Code, if the award provides for a change in the time or form of payment upon a change in control or provides for the payment of the award upon a change in control, then no change in control will be deemed to have occurred upon an event described above unless the event would also constitute a permissible payment under Section 409A of the Code and applicable regulations.

SECTION 409A

The Incentive Plan provides that no award shall be granted, deferred, accelerated, extended, paid out or modified in a matter that would result in the imposition of additional tax under Section 409A of the Code upon a participant. In such case, the Committee may adopt such amendments that it determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Incentive Plan and awards thereunder and/or take such other actions as it determines necessary or appropriate to avoid the imposition of and additional tax under Section 409A of the Code.

EFFECTIVENESS, AMENDMENT AND TERMINATION

The Incentive Plan was approved by the Board on March 14, 2017, subject to approval of the stockholders at this annual meeting. If the stockholders do not approve the Incentive Plan, the 2004 Plan as in effect will continue to operate according to its terms. The Board may at any time terminate the Incentive Plan or make amendments or modifications as it deems advisable; provided that if approval of the stockholders is required, such amendment or modification shall be made subject to approval by the stockholders. The Incentive Plan prohibits the repricing of any options or stock appreciation rights without stockholder approval. The Incentive Plan shall terminate 10 years after the date it was first approved and adopted by the Board, or March 14, 2027.

U. S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences to the Company and the participants in connection with the Incentive Plan under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual participant. The discussion is based on federal income tax laws in effect on the date of this proxy statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

Non-Qualified Stock Options

A participant will not recognize any income upon receipt of a non-qualified stock option, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the non-qualified stock option is exercised and the shares are transferred to the participant. The amount of such taxable income, in the case of a non-qualified stock option, will be the difference, if any, between the option price and the fair market value of the shares on the date of exercise. The Company will receive a corresponding deduction in the amount of the taxable income included by the participant.

Incentive Stock Options

A participant who receives an incentive stock option will not recognize any income for federal income tax purposes upon receipt of the option, and the Company will not realize a deduction for federal income tax purposes. However, the difference between the fair market value of a share on the date of grant and the option exercise price is a tax preference item that may subject the participant to the alternative minimum tax. If the participant does not dispose of the incentive stock option shares within two years from the date the option was granted or within one year after the shares were transferred to him or her on exercise of the option, then that portion of the gain on the disposition of the shares that is equal to the difference between the sales price and the option exercise price will be treated as a long-term capital gain. The Company will not be entitled to a deduction either at the time the participant exercises the incentive stock option or subsequently sells the incentive stock option shares. However, if the participant sells the incentive stock option shares within two years after the date the incentive stock option is granted or within one year after the date the incentive stock option is exercised, then the sale is considered a disqualifying sale, and the spread on exercise will be taxed as ordinary income. The balance of the gain will be treated as long- or short-term capital gain, depending on the length of time the participant held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying disposition is made. The Company will be entitled to a deduction equal to the ordinary income recognized by the participant.

With respect to both non-qualified stock options and incentive stock options, special rules apply if a participant uses shares already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights

A participant will not recognize any income upon receipt of a SAR, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the SAR is exercised and cash or shares are transferred to the participant. The amount of such taxable income, in the case of a SAR, will be the difference, if any, between the grant price and the fair market value of the Company’s common stock on the date of exercise.

Restricted Stock

Participants receiving restricted stock will not recognize any income upon receipt of the restricted stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer are removed or have expired. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the participant is deemed to have realized. However, no later than 30 days after a participant receives the restricted stock, the participant may make a Section 83(b) election to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the Section 83(b) election is made in a proper and timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income previously recognized as a result of the Section 83(b) election.

Generally, when a participant disposes of shares acquired under the Incentive Plan, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.

Performance-Based Cash Bonuses and Awards

Participants who are granted incentive bonus awards recognize taxable ordinary income at the time the award is paid in an amount equal to the amount so paid, and the Company will receive a corresponding deduction.

Potential Limitation on Deductions

As described herein, special rules limit the deductibility of compensation paid to the chief executive officer and to each of the next three most highly compensated executive officers, other than the chief financial officer, of a company. Under Code Section 162(m), unless various conditions are met that enable compensation to qualify as performance-based, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the rules and regulations promulgated under Code Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Incentive Plan will be deductible under all circumstances.

New Plan Benefits

Any awards made under the Incentive Plan will be at the discretion of the Committee. Therefore, it is not possible at present to determine awards or amounts of awards that will be granted to any person in the future.

EQUITY COMPENSATION PLAN INFORMATION

The following table discloses information with respect to the Company’s existing equity compensation plans as of December 31, 2016.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	757,784	$8.30	545,799
Equity compensation plans not approved by security holders	—	—	—
Total	757,784	$8.30	545,799

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE BUILD-A-BEAR WORKSHOP, INC. 2017 OMINIBUS INCENTIVE PLAN.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee submits the following report pursuant to the SEC rules:

•

The Audit Committee has reviewed and discussed with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited and consolidated financial statements of the Company for the year ended December 31, 2016 (the “2016 Financial Statements”).

•

Ernst & Young LLP has advised the management of the Company and the Audit Committee that it has discussed with them all the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees.”

•

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed Ernst & Young LLP’s independence with them.

•

Based upon the aforementioned review, discussions and representations of Ernst & Young LLP, and the unqualified audit opinion presented by Ernst & Young LLP on the 2016 Financial Statements, the Audit Committee recommended to the Board of Directors that the 2016 Financial Statements be included in the Company’s Annual Report on Form 10-K for the 2016 fiscal year and that Ernst & Young LLP be selected as the independent registered public accounting firm for the Company for fiscal 2017.

Submitted by the Audit Committee of the Board of Directors:

Michael Shaffer, Chairman
Mary Lou Fiala
Braden Leonard
Timothy Kilpin

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Our Board of Directors has adopted a policy to provide a process for holders of our securities to send written communications to our Board. Any stockholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:

•	stockholder’s name, number and type of securities owned, length of period held, and proof of ownership;
•	name, age, business and residential address of stockholder; and
•	any individual Director or committee to which the stockholder would like to have the written statement and other information sent.

The Corporate Secretary, or his or her designee, will collect and organize all of such stockholder communications as he or she deems appropriate and, at least once each fiscal quarter, forward these materials to the Non-Executive Chairman, any committee Chair or individual Director. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials.

SELECTION OF NOMINEES FOR THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board candidates to serve as members of the Board. The Nominating and Corporate Governance Committee has not adopted specific, minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board, but rather, each nominee is individually evaluated based on his or her individual merits, taking into account our needs and the composition of the Board. The Nominating and Corporate Governance Committee seeks independent Directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields. The Nominating and Corporate Governance Committee has not adopted a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The Nominating and Corporate Governance Committee will consider candidates submitted by a variety of sources including, without limitation, incumbent Directors, stockholders and our management. Periodically, the Company has engaged independent third party search firms to assist the Company in identifying and evaluating qualified Board candidates.

In all cases, members of the Nominating and Corporate Governance Committee discuss and evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors in detail, and suggest individuals qualified to serve on the Board to explore in more depth. Once a candidate is identified whom the Nominating and Corporate Governance Committee wants to seriously consider and move toward nomination, the Chairman of the Nominating and Corporate Governance Committee, or his or her designee, meets with that nominee to evaluate his or her potential interest in serving on the Board and sets up interviews with the full Nominating and Corporate Governance Committee.

Any stockholder or interested party wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:

•	stockholder’s name, number of shares owned, length of period held, and proof of ownership;
•	name, age and address of candidate;
•

a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (for example, memberships on other boards and committees, charitable foundations and the like);

•	a supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his or her ability to serve on the Board;
•	any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of Directors;
•	a description of any arrangements or understandings between the stockholder and the candidate;
•	any other information that would be useful to the Committee in considering the candidate; and
•	a signed statement from the candidate, confirming his or her willingness to serve on the Board.

The Corporate Secretary will promptly forward such materials to the Nominating and Corporate Governance Committee Chair and the Non-Executive Chairman. The Corporate Secretary will also maintain copies of such materials for future reference by the Nominating and Corporate Governance Committee when filling Board positions. The same criteria apply with respect to the Nominating and Corporate Governance Committee’s evaluation of all candidates for membership to the Board. However, separate procedures will apply, as provided in the bylaws, if a stockholder wishes to submit at an annual meeting a Director candidate who is not approved by the Nominating and Corporate Governance Committee or the full Board.

STOCKHOLDER PROPOSALS

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as Directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or between January 11, 2018 and February 10, 2018, in the case of the 2018 annual meeting. However, in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for Directors at an annual meeting of stockholders.

Stockholder proposals intended to be presented at the 2018 annual meeting must be received by the Company at its principal executive office no later than December 1, 2017 in order to be eligible for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

OTHER MATTERS

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

By Order of the Board of Directors

Eric Fencl
Chief Administrative Officer, General Counsel and Secretary

MARCH 31, 2017

APPENDIX A

BUILD-A-BEAR WORKSHOP, INC.

2017 OMNIBUS INCENTIVE PLAN

Effective March 14, 2017

BUILD-A-BEAR WORKSHOP, INC.

2017 OMNIBUS INCENTIVE PLAN

i

BUILD-A-BEAR WORKSHOP, INC.

2017 OMNIBUS INCENTIVE PLAN

1.	Establishment, Purpose of the Plan and Effect on Prior Plan.

A.     Establishment. Build-A-Bear Workshop, Inc., a Delaware corporation, establishes an incentive compensation plan to be known as the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan, as set forth in this document. The Plan permits the grant of various forms of equity- and cash-based awards. The Plan shall become effective upon approval of the Plan by the Board (the “Effective Date”) and shall remain in effect as provided in Section 17. The Plan and each Award granted hereunder are conditioned on and shall be of no force or effect until the Plan is approved by the shareholders of the Company.

B.     Plan Purpose. The purpose of the Plan is to provide the Company with a means to assist in recruiting, retaining and rewarding certain employees, Directors and consultants and to motivate such individuals to exert their best efforts on behalf of the Employer by providing incentives through the granting of Awards. By granting Awards to such individuals, the Company expects that the interests of the recipients will be better aligned with those of the Employer.

C.     Prior Plan. As of the date the Plan is approved by the Company’s shareholders, the Build-A-Bear Workshop, Inc. Third Amended and Restated 2004 Stock Incentive Plan, as amended and restated effective March 18, 2014 (the “Prior Plan”), will be frozen and no further awards will be issued thereunder. Awards issued pursuant to the Prior Plan that are outstanding as of the date of shareholder approval of the Plan shall remain outstanding and shall be administered in accordance with the terms of the Prior Plan and applicable award agreements thereunder.

2.	Definitions.

Unless the context clearly indicates otherwise, the following capitalized terms shall have the meanings set forth below:

A.	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

B.	“Award” means a grant under the Plan of an Option, Stock Appreciation Right, Cash-Based Award or Other Stock-Based Award.

C.

“Award Agreement” means a written or electronic agreement entered into by the Company and a Participant, or a written or electronic statement issued by the Company to a Participant, which in either case contains (either expressly or by reference to this Plan or any sub-plan created hereunder) the terms and provisions applicable to an Award granted under the Plan, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

D.	“Board” means the Board of Directors of the Company or any duly appointed Committee thereof.

E.	“Cash-Based Award” means an Award described in Section 8 as a Cash-Based Award.

F.

“Change in Control” means (i) the purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors, excluding, however, the following: (a) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company or Subsidiary, (b) any acquisition by the Company or any Subsidiary, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; (ii) individuals who, as of the date hereof, constitute the Board (and, as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a Director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be, for purposes of this Section, considered as though such person were a member of the Incumbent Board; (iii) the consummation of a Corporate Transaction; excluding, however, such a Corporate Transaction pursuant to which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding shares of common stock of the Company immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding securities entitled to vote generally in the election of Directors of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions (as compared to each other) as their ownership, immediately prior to such Corporate Transaction, of the outstanding shares of common stock of the Company and outstanding voting securities entitled to vote generally in the election of Directors, as the case may be; or (iv) a liquidation or dissolution of the Company. Notwithstanding the foregoing, solely for purposes of an Award subject to Code Section 409A, if the Award provides for a change in the time or form of payment upon a Change in Control or provides for the payment of the Award upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this paragraph F unless the event would also constitute a permissible payment event under Code Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

G.	“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

H.

“Committee” means the Compensation and Development Committee of the Board of Directors, or any committee appointed by the Board of Directors in accordance with the Company's Bylaws from among its members for the purpose of administering the Plan. Members of the Committee shall be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act, and “Outside Directors” as defined in Code Section 162(m) and any guidance issued thereunder.

I.	“Company” means Build-A-Bear Workshop, Inc., a Delaware corporation.

J.

“Corporate Transaction” means (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation; or (iii) a statutory share exchange involving capital stock of the Company.

K.

“Covered Employee” means a Participant designated by the Committee at or prior to the time an Award is granted to him or her hereunder who is or is likely to become a “covered employee” as defined in Code Section 162(m) and for whom such Award has been designated as a Performance-Based Award in accordance with Section 9.

L.	“Director” means a member of the Board of Directors of the Company.

M.	“Dividend Equivalents” means a right, granted to a Participant under the Plan, to receive cash, shares, other Awards or other property equal in value to dividends paid with respect to shares of Stock.

N.

“Employer” means the Company and any other entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company has an interest.

O.

“Fair Market Value” means (i) if the Stock is listed on any established stock exchange its Fair Market Value shall be the closing sales price for such stock on such exchange for the Trading Date applicable to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or (ii) in the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Board based on a reasonable valuation method that is consistent with the requirements of Code Section 409A and the Treasury Regulations thereunder.

P.

For these purposes, for employees receiving an Award in connection with an initial hire or a promotion within the Company, the determination date shall mean the Trading Date which is the first date of hire or promotion. For all other Awards, the determination date shall mean the Trading Date on which the Committee (or its delegate) approves the Award.

Q.	“Incentive Stock Option” means a stock option which is an incentive stock option within the meaning of Code Section 422.

R.	“Non-qualified Stock Option” means a stock option which is not an Incentive Stock Option.

S.	“Officer” means an officer of the Company as defined in Rule 16a-1(f) of the Act.

T.	“Option” means both an Incentive Stock Option and a Non-qualified Stock Option.

U.	“Other Stock-Based Award” means an Award granted pursuant to Section 8 and described as an Other Stock-Based Award.

V.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or such other meaning as may be hereafter ascribed to it in Code Section 424.

W.	“Participant” means an employee, Director or consultant of the Employer who is selected by the Committee to participate in the Plan and be eligible to receive an Award.

X.

“Performance-Based Award” means an Award that is intended to satisfy the requirements of Code Section 162(m) for performance-based compensation paid to a Covered Employee. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award that does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

Y.	“Plan” means the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan.

Z.

“Separation from Service” means a “separation from service” as such term is defined under Code Section 409A and the Treasury Regulations issued thereunder. Except as otherwise required to comply with Code Section 409A, a Participant shall be considered not to have had a Separation from Service where the level of bona fide services performed continues at a level that is more than twenty percent (20%) of the average level of service performed by the Participant during the immediately preceding thirty six (36) month period (or if providing services for less than thirty six (36) months, such lesser period) after taking into account any services that the Participant provided prior to such date or that the Company and the Employee reasonably anticipate the Participant may provide (whether as an Participant or independent contractor) after such date.

AA.

“Six Month Delay” means the required delay in payment to a Participant who is a “specified employee” of amounts subject to Section 409A that are paid upon Separation from Service, pursuant to Code Section 409A(a)(2)(B)(i). When a Six Month Delay is required, the payment date shall be not before the date which is six months after the date of Separation from Service or, if earlier, the date of the Participant’s death. The term specified employee shall have the meaning ascribed to this term under Code Section 409A.

BB.	“Statutory Option Stock” means any stock acquired through the exercise of an Incentive Stock Option.

CC.	“Stock” means the common stock, par value of $0.01 per share, of the Company.

DD.	“Stock Appreciation Right” means a stock appreciation right described in Section 7.

EE.

“Subsidiary” means any corporation or other legal entity (other than the Company) in an unbroken chain of corporations or other legal entities beginning with the Company if, at the time of granting an Award, each of the corporations or other legal entities other than the last corporation or other legal entity in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity in one of the other corporations or other legal entities in such chain, or such other meaning as may be hereafter ascribed to it in Code Section 424.

FF.

“Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

GG.	“Trading Date” means a day on which national stock exchanges are open for trading.

3.	Stock Subject to the Plan and Annual Award Limits.

A.

Share Reserve. The number of shares of Stock allocated to the Plan and reserved to satisfy Awards under the Plan as of the Effective Date (the “Share Reserve”) shall be an aggregate of 1,000,000 shares of Stock. The maximum number of shares of Stock with respect to which Incentive Stock Options may be granted under the Plan shall be an aggregate of 1,000,000. Awards shall be counted against this limit as one (1) share of Stock for every one (1) share of Stock subject to the Awards. Notwithstanding the preceding, in no event shall the number of shares of Stock awarded to Participants under the Plan, when taken in combination with the number of outstanding shares of Stock previously issued by the Company, a Parent or Subsidiary, exceed the limit specified in the Company Certificate of Incorporation. The Company may, in its discretion, use shares held in the treasury or shares acquired on the public market, if applicable, in lieu of authorized but unissued shares.

B.	Share Counting.

(1)

Shares of Stock subject to an Award granted under the Plan or an Award granted under the Prior Plan that on or after the Effective Date is forfeited, expires or is settled for cash (in whole or in part) shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Share Reserve.

(2)

Shares subject to Substitute Awards shall not be counted against the Share Reserve specified in Section 3.A nor shall they reduce the shares of Stock authorized for grant to a Participant in any calendar year.

(3)

Notwithstanding anything to the contrary herein, the following shares of Stock shall not be added to the Share Reserve: (i) shares of Stock tendered by the Participant in payment of the purchase price of an Option; (ii) shares of Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options, Stock Appreciation Rights or Other Stock-Based Awards; (iii) shares of Stock subject to a Stock Appreciation Right or Other Stock-Based Awards that are not issued in connection with its share settlement on exercise or vesting thereof; and (iv) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

C.

Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the Share Reserve. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not eligible to participate in this Plan prior to such acquisition or combination.

D.

Annual Award Limits. Subject to adjustment as set forth in Section 12, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of Awards intended to meet the requirements of a Performance-Based Award:

(1)

The maximum aggregate number of shares of Stock for which Options or Stock Appreciation Rights may be granted to any Participant in any calendar year shall be 200,000 shares (for avoidance of the doubt, this limit applies, in the aggregate, to all Awards subject to this paragraph (1)).

(2)

The maximum aggregate number of shares of Stock that may be subject to Other Stock Based Awards granted to any one Participant in any calendar year shall be 200,000 shares (for avoidance of doubt, this limit applies, in the aggregate, to all forms of Awards subject to this paragraph (2)).

(3)

The maximum aggregate amount that may be paid to any Participant in any calendar year under a Cash-Based Awards or any other Award that is payable or denominated in cash shall be $5,000,000 determined as of the date of payout (for avoidance of doubt, this limit applies in the aggregate, to all forms of Awards subject to this paragraph (3)). To the extent that any form of Award subject to this paragraph (3) is to be settled in shares of Stock, either pursuant to the discretion of the Committee or an election by the applicable Participant, compliance with the limit established by this paragraph (3) shall be determined by calculating the dollar value of the shares to be issued in settlement based on the Fair Market Value of such shares as of the applicable settlement date.

Notwithstanding the Annual Award Limits set forth in this Section 3.D or any other provision to the contrary, if the Committee determines that it is advisable to grant Awards that are not intended to constitute Performance-Based Awards, the Committee may grant such Awards in excess of the Annual Award Limits.

E.

Minimum Vesting Standards. Any Award granted under this Plan shall be subject to a minimum vesting or exercise period of at least one (1) year. Notwithstanding the immediately preceding sentence, (i) the Committee may permit and authorize acceleration of vesting or exercisability of Awards pursuant to Section 4.A(14) of this Plan (subject to the requirements of Section 9 in the case of a Performance-Based Award), and (ii) the Committee may grant Awards covering up to five percent (5%) of the Share Reserve without respect to the minimum vesting standards set forth in this Section 3.

4.	Administration.

A.

Committee Power and Authority. Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:

(1)

To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive shares pursuant to an Award and the number of shares subject to an Award or the value of an Award;

(2)	To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration;

(3)	To correct any defect, omission or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(4)	To approve forms of Award Agreements for use under the Plan;

(5)	To determine Fair Market Value of a share of Stock;

(6)	To amend any Award Agreement as permitted under the Plan;

(7)

To adopt sub-plans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions shall be subject to and consistent with the terms of the Plan, except to the extent the Committee determines that different terms and conditions are necessary or desirable to comply with the laws of a jurisdiction other than and outside of the United States;

(8)	To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award;

(9)	To determine whether Awards will be settled in shares of Stock, cash or in any combination thereof;

(10)	To determine whether Awards will provide for Dividend Equivalents;

(11)	To establish a program whereby Participants designated by the Committee may reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(12)	To authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards subject to any applicable shareholder approval requirements;

(13)

To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any shares of Stock subject to an Award, including, without limitation, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(14)

To waive any restrictions, conditions or limitations imposed on an Award at the time the Award is granted or at any time thereto including but not limited to forfeiture, vesting and treatment of Awards upon a termination of employment, subject to the minimum vesting requirements set forth in Section 3 of this Plan;

(15)	To permit Participants to elect to defer payments of Awards; provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A; and

(16)

To extend the timing of the settlement or payment of an Award to the extent permitted under Code Section 409A and other applicable law and rules of the exchange that is the primary trading market of the Stock.

B.

Delegation of Authority. The Committee may, to the extent permitted by law, delegate its responsibilities and authority hereunder to an executive officer of the Company. Notwithstanding anything herein to the contrary, the Chief Executive Officer and the Chief Human Resources Officer are specifically designated under the Plan to have plenary authority, in their discretion, as applicable, to also determine individuals, other than themselves or other Officers, to whom, and the time or times at which, Awards shall be granted and the number of shares, if applicable, subject to such Award.

C.

Award Date. An Award granted under the Plan shall be deemed to be made on the date on which the Committee, by formal action of its members duly recorded in the records thereof, makes an Award to a Participant (but in no event prior to the Effective Date); provided that, such Award is evidenced by a written Award Agreement duly executed on behalf of the Company and on behalf of the Participant, if applicable, within a reasonable time after the date of the Committee action. Notwithstanding the foregoing, for an Award granted under the Plan by Chief Executive Officer or Chief Human Resources Officer, the date on which such officer takes action to make an Award to a Participant shall be deemed to be the determination date described above in Section 2.

5.	[Reserved.]

6.	Options.

The Committee, in its discretion, may grant Options which are Incentive Stock Options or Non-qualified Stock Options, as evidenced by the Award Agreement, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

A.

Type of Option. Incentive Stock Options may be granted to any Participant classified by the Committee as an employee of the Company, a Parent or a Subsidiary. A Non-qualified Stock Option may be granted to any individual Participant selected by the Committee.

B.

Option Prices. The purchase price of the Stock under each Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock at the time of the granting of the Option; provided that, in the case of a Participant who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary, the purchase price of the Stock under each Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Stock on the date such Option is granted.

C.

Exercise - Elections and Restrictions. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper persons or by any other form of notice (including electronic notice) approved by the Committee together with payment in full as described in this Section 6.C.

The purchase price for an Option is to be paid in full upon the exercise of the Option, either (i) in cash; (ii) in the discretion of the Committee, by the tender to the Company (either actual or by attestation) of shares of Stock already owned by the Participant having a Fair Market Value equal to the cash exercise price of the Option being exercised; (iii) in the discretion of the Committee, by withholding shares of Stock otherwise issuable pursuant to the Option having a Fair Market Value equal to the cash exercise price of the Option being exercised; (iv) in the discretion of the Committee, by any other means allowable pursuant to applicable law; or (v) in the discretion of the Committee, by any combination of the payment methods specified in clauses (i), (ii), (iii)  and (iv) hereof; provided that, no shares of Statutory Option Stock may be tendered in exercise of an Incentive Stock Option unless (a) such shares have been held by the Participant for at least one (1) year and (b) at least two (2) years have elapsed since such Incentive Stock Option was granted. The proceeds of sale of Stock subject to the Option are to be added to the general funds of the Company or to the shares of the Stock held in its treasury, and used for its corporate purposes as the Board shall determine, subject to the provisions of this Plan.

D.

Option Terms. The term of each Option shall not be more than ten (10) years from the date of granting thereof or such shorter period as is prescribed in the Award Agreement; provided that, in the case of a Participant who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary, the term of any Incentive Stock Option shall not be more than five (5) years from the date of granting thereof or such shorter period as prescribed in the Award Agreement. Within such limit, Options will be exercisable at such time or times, and subject to such terms, restrictions and conditions, as the Committee shall, in each instance, approve, which need not be uniform for all Participants. To the extent Options are subject to restrictions, Options shall vest in whole shares only, and the holder of an Option shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement. The holder of an Option shall have none of the rights of a stockholder with respect to the shares subject to Option until such shares shall be issued to him or her upon the exercise of his or her Option.

E.	Additional Incentive Stock Option Requirements.

(1)

Grant Limits. The maximum aggregate Fair Market Value (determined at the time an Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company, a Parent and a Subsidiary) shall not exceed $100,000.

(2)

Notice of Disposal. A Participant who disposes of Stock acquired upon the exercise of an Incentive Stock Option either (i) within two (2) years after the date of grant of such Incentive Stock Option or (ii) within one (1) year after the transfer of such shares to the Participant upon exercise, shall notify the Company of such disposition and of the amount realized upon such disposition.

7.	Stock Appreciation Rights

The Committee, in its discretion, may grant a Stock Appreciation Right independent of an Option or in connection with an Option or a portion thereof. A Stock Appreciation Right granted in connection with an Option or a portion thereof shall cover the same shares of Stock covered by the Option, or a lesser number as the Committee may determine. A Stock Appreciation Right shall be evidenced by an Award Agreement and shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

A.

Exercise Price. The exercise price per share of Stock of a Stock Appreciation Right granted independent of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock at the time of the granting of the Stock Appreciation Right.

B.

Exercise of Stock Appreciation Rights. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of shares with respect to which the Stock Appreciation Right is to be exercised.

C.

Settlement of Stock Appreciation Rights. A Stock Appreciation Right granted independent of an Option shall entitle the Participant upon exercise to a payment from the Company in an amount equal to the excess of the Fair Market Value on the exercise date of a share of Stock over the Fair Market Value of a share of Stock on the grant date, multiplied by the number of Stock Appreciation Rights exercised. A Stock Appreciation Right granted in connection with an Option shall entitle the Participant to surrender an unexercised Option (or portion thereof) and to receive in exchange an amount equal to the excess of the Fair Market Value on the exercise date of a share of Stock over the exercise price per share for the Option, multiplied by the number of shares covered by the Option (or portion thereof) which is surrendered. Payment may be made, in the discretion of the Committee, in (i) Stock; (ii) cash; or (iii) any combination of Stock and cash. Cash shall be paid for fractional shares of Stock upon the exercise of a Stock Appreciation Right.

D.

Term of Stock Appreciation Rights. The term of each Stock Appreciation Right shall not be more than ten (10) years from the date of granting thereof or such shorter period as is prescribed in the Award Agreement

E.

Limitations. The Committee may impose such conditions upon the exercisability or transferability of Stock Appreciation Rights as it determines in its sole discretion. To the extent Stock Appreciation Rights are subject to restrictions, Stock Appreciation Rights shall vest in whole shares only, and the holder of a Stock Appreciation Right shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement.

8.	Other Stock-Based Awards and Cash-Based Awards.

The Committee may, in its sole discretion, grant Awards of Stock, restricted Stock, restricted Stock units and other Awards that are valued in whole or in part by reference to the Fair Market Value of Stock. These Awards shall collectively be referred to herein as Other Stock-Based Awards. The Committee may also, in its sole discretion, grant Cash-Based Awards, which shall have a value as may be determined by the Committee. Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, but not limited to, the right to receive one or more shares of Stock (or the cash-equivalent thereof) upon the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives. Other Stock-Based Awards and Cash-Based Awards may be granted with or in addition to other Awards. Subject to the other terms of the Plan, Other Stock-Based Awards and Cash-Based Awards may be granted to such Participants in such amounts and upon such terms, restrictions and conditions, and at any time and from time to time, as shall be determined by the Committee and set forth in an Award Agreement. To the extent Other Stock-Based Awards are subject to restrictions, Other Stock-Based Awards shall vest in whole shares only, and the holder of an Other Stock-Based Award shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement.

9.	Performance-Based Awards.

A.

General. If the Committee, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Section 9 will control over any contrary provision in the Plan; provided, however, that the Committee may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Code Section 162(m) to such Participants that are based on performance measures or other specific criteria or goals but that do not satisfy the requirements of this Section 9.

B.

Performance Measures. The performance goals upon which the grant, payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Award are conditioned must be based on one or more of the following performance measures, as chosen by the Committee, in its sole discretion:

(1)	earnings per share of Stock;

(2)	book value per share of Stock;

(3)	net income (before or after taxes);

(4)	operating income;

(5)	operating income before depreciation and amortization;

(6)	return on stockholders’ equity;

(7)	return on invested capital, assets or equity;

(8)	cash flow return on investments which equals net cash flows divided by owners’ equity;

(9)	earnings before interest or taxes;

(10)	earnings before interest, taxes, depreciation and amortization;

(11)	earnings before extraordinary or special items;

(12)	earnings before income taxes and any provision for Performance-Based Awards or other cash bonuses;

(13)	gross revenues or revenue growth;

(14)	sales;

(15)	net sales;

(16)	market share;

(17)	expense management;

(18)	improvements in capital structure;

(19)	profit margins;

(20)	Stock price;

(21)	total stockholder return;

(22)	cash flow;

(23)	cash flow from operations;

(24)	free cash flow;

(25)	net cash provided by operations;

(26)	cash flow in excess of cost of capital;

(27)	average cash balance;

(28)	net cash;

(29)	cash position;

(30)	interest expense after taxes;

(31)	reductions in costs;

(32)	debt reduction;

(33)	working capital;

(34)	customer acquisition;

(35)	economic value added/economic profit or equivalent metrics;

(36)	gross or net operating margins;

(37)	gross or net profits;

(38)	operational performance measures;

(39)

strategic business criteria consisting of one or more objectives based on meeting specified development, strategic partnering, licensing, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, joint ventures or affiliates.

The performance measures may relate to the Company, a Parent, a Subsidiary, an Employer or one or more units of such an entity and may be measured annually; at a point in time during a performance period; as an average of values determined at various points of time during a performance period; cumulatively over a period of years; on an absolute basis; relative to a pre-established target, prior period results or designated comparison group; or as a change in values during or between performance periods, in each case as specified by the Committee. Performance measures will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to or at the time of the issuance of an Award and which is consistently applied with respect to a performance measure in the relevant performance period. In addition, the Committee will adjust any performance measures other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any Stock of the Company, to reflect any Stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such Stock. The performance measures may differ from Participant to Participant and from Award to Award. The performance measures will be established for the performance period by the Committee within the time frame as required under Code Section 162(m) for Awards intended to qualify as Performance-Based Awards. To the extent consistent with the requirements of Section 162(m) and the Award Agreement relating to an Award, the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the performance measures specified in this Section 9.B.

C.

Evaluation of Performance. The Committee may provide in any Award intended to qualify as a Performance-Based Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) changes in tax laws, accounting principles or other laws or provisions; (iv) reorganization or restructuring programs; (v) acquisitions or divestitures; (vi) foreign exchange gains and losses; or (vii) gains and losses that are treated as unusual in nature or that occur infrequently under Accounting Standards Codification Topic 225. Such inclusions or exclusions shall be prescribed in a form and at a time that meets the requirements of Code Section 162(m) for qualification of the Award as a Performance-Based Award.

D.

Certification of Performance Goals. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to an Award and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award.

E.

No Upward Adjustment of Performance-Based Awards. The Committee shall have the discretion to adjust Performance-Based Awards downward, but shall not have the ability to pay a Performance-Based Award greater than such Performance-Based Award achieved based upon applicable performance goals.

F.

Committee Independence Requirement. An Award shall be a Performance-Based Award only if the Committee consists solely of two or more Outside Directors within the meaning of Treasury Regulation Section 1.162-27(e)(3) or any successor thereto.

G.

Committee Discretion. In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing performance measures or permit flexibility with respect to the terms of any Award or Awards to be treated as performance-based compensation without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that are not intended to qualify as a Performance-Based Award, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on performance measures other than those set forth in Section 9.B.

H.

Recoupment of Award. An Award granted under the Plan shall be subject to any provisions of applicable laws providing for the recoupment or clawback of incentive compensation; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the Award; and any recoupment, clawback or similar provisions that may be included in the applicable Award Agreement.

10.	Nontransferability of Awards.

Unless otherwise determined by the Committee and expressly set forth in an Award Agreement, an Award granted under the Plan and all rights thereunder shall, by its terms, be non-transferable, nonassignable and not subject to encumbrance in any manner otherwise than by will or the laws of descent and distribution and an Award may be exercised, if applicable, during the lifetime of the Participant thereof, only by the Participant or his or her guardian or legal representative. Notwithstanding the above, the Committee may not provide in an Award Agreement that an Incentive Stock Option is transferable. Any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, shall be void and of no effect.

11.	Tax Withholding.

The Committee shall have the right to condition the delivery, vesting and retention of Stock, cash or other property under an Award upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Committee will prescribe such rules for the withholding of federal, state and local taxes, including social security and Medicare withholding tax, as it deems necessary. In satisfaction of tax withholding requirements, the Committee may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock (but not in excess of the maximum withholding required by law) or sell any shares of Stock contingently issued or credited by the Company for the purpose of paying such Award or any other Award under this Plan to raise the amount necessary to satisfy applicable withholding requirements.

12.	Adjustments Upon Changes in Capitalization or Corporation Acquisitions.

Notwithstanding any other provisions of the Plan, unless otherwise provided in the Award Agreement, the number and class of shares subject to each outstanding Award and the exercise prices, if applicable, shall be adjusted, to the same pro rata number of shares and price as in the original Award Agreement, in the event of changes in the outstanding Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, statutory share exchange, sale of all or substantially all assets, split-ups, combinations or exchanges of shares and the like, and, in the event of any such change in the outstanding Stock, the aggregate number and class of shares available under the Plan and the maximum number of shares as to which Awards may be granted to an individual shall be appropriately adjusted by the Committee, whose determination shall be conclusive. In the event the Company, a Parent or a Subsidiary enters into a transaction described in Code Section 424(a) with any other corporation, the Committee shall, unless otherwise provided in the Award Agreement, grant options to employees or former employees of such corporation in substitution of options previously granted to them upon such terms and conditions as shall be necessary to qualify such grant as a substitution described in Code Section 424(a).

In the event of a Change in Control, notwithstanding any other provisions of the Plan or Award Agreement to the contrary, the Committee may, in its sole discretion, provide for:

(1)	Accelerated vesting of any outstanding Awards that are otherwise unexercisable or unvested as of a date selected by the Committee;

(2)

Termination of an Award upon the consummation of the Change in Control in exchange for the payment of a cash amount determined at the discretion of the Committee but intended to provide the Participant with the difference between the Stock subject to the vested portion of the Award and the exercise price; and/or

(3)	Issuance of Substitute Awards to substantially preserve the terms of any Awards previously granted under the Plan, which may be with respect to securities of a successor issuer.

13.	Amendment and Termination.

A.

Amendment and Termination of the Plan and Awards. Subject to this Section 13 and Section 14 of the Plan, the Board may at any time amend, suspend or terminate the Plan, and the Board or Committee may at any time amend, suspend or terminate any outstanding Award Agreement. Notwithstanding the foregoing, no amendment of the Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which the Stock is listed or quoted or by applicable U.S. state corporate laws or regulations, or applicable U.S. federal laws or regulations.

B.

No Repricing of Options and Stock Appreciation Rights. Without the prior approval of the Company’s shareholders and except as provided for in Section 12, no Option or Stock Appreciation Right may be (i) amended to reduce the exercise price; (ii) cancelled in exchange for the grant of any new Option or Stock Appreciation Right with a lower exercise price; or (iii) cancelled in exchange for cash, other property or the grant of any new Award at a time when the exercise price of the Option or Stock Appreciation Right is greater than the current Fair Market Value of a share of Stock.

C.	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.

(1)

Except as may be limited by Code Section 162(m) with respect to an Award intended to qualify as a Performance-Based Award, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 12) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(2)

The Committee or its authorized delegate shall retain the discretion to decrease the amount payable pursuant to a Cash-Based Award below the amount that would otherwise be payable upon attainment of the applicable performance goal(s) over a performance period that does not exceed a term of one (1) year, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.

(3)

Any sub-plan may provide that the Committee or its authorized delegate shall retain the discretion to decrease the amount payable pursuant to a Cash-Based Award granted under such sub-plan below the amount that would otherwise be payable upon attainment of the applicable performance goal(s) over a performance period that does not exceed a term of one (1) year, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.

(4)

The determination of the Committee (or its authorized delegate, if applicable) as to any adjustments made pursuant to subparagraphs (1), (2) and (3) above shall be conclusive and binding on Participants under the Plan. By accepting an Award under the Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 13 without further consideration or action.

D.

Amendment to Conform to Law. Notwithstanding any other provision of the Plan to the contrary, the Board may amend the Plan and the Board or the Committee may amend an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to (i) any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder; (ii) any applicable exchange requirements; and (iii) any compensation recoupment policy adopted by the Company. By accepting an Award under the Plan, a Participant agrees to any amendment made pursuant to this Section 13.D to the Plan and any Award without further consideration or action.

E.

Amendment to Avoid Imposition of Tax under Code Section 409A. Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Code Section 409A and Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date of this Plan. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Code Section 409A and related Department of Treasury guidance, prior to payment to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of and additional tax under Code Section 409A. By accepting an Award under the Plan, a Participant agrees to any amendment made pursuant to this Section 13.E to the Plan and any Award without further consideration or action.

14.          Awards Previously Granted.

Notwithstanding any other provision of the Plan to the contrary, other than Sections 12 and 13, no termination or amendment of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

15.	Dividends and Dividend Equivalents.

A.

Payment of Dividends on Restricted Stock. With respect to an Award of Restricted Stock, the Committee may grant or limit the right of a Participant to receive dividends declared on shares of Stock that are subject to such Award to the extent the Award is not yet vested. If the Committee grants the right of a Participant to receive dividends declared on shares subject to an unvested Award of Restricted Stock, then such dividends shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award. Dividends shall be paid in cash or reinvested in additional shares or Awards by such formula and at such time and subject to such limitations as may be determined by the Committee.

B.

Payment of Dividend Equivalents on Awards Other than Options, Stock Appreciation Rights and Restricted Stock. Except for Options, Stock Appreciation Rights and Restricted Stock, the Committee may grant Dividend Equivalents on units or other share equivalents subject to an Award based on the dividends actually declared and paid on outstanding shares of Stock. The terms of any Dividend Equivalents will be as set forth in a separate Award Agreement, including the time and form of payment and whether such Dividend Equivalents will be credited with interest or deemed to be reinvested in additional units or share equivalents. If the Committee grants the right of a Participant to receive Dividend Equivalents declared on shares subject to an unvested Award subject to this paragraph 15.B, then such Dividend Equivalents shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award.

16.	Effect of Termination of Service on Awards.

The Committee shall provide in any Award Agreement, or may determine in any individual case, the circumstances pursuant to which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to provide service to the Company or any Subsidiary prior to the end of a performance period or exercise or settlement of such Award. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards, and may reflect distinctions based on the reasons for termination.

17.	Term of Plan.

This amendment and restatement of the Plan shall terminate ten (10) years after the Effective Date and no Award shall be granted hereunder after the expiration of such ten-year period. Awards outstanding at the termination of the Plan shall continue in accordance with their terms and shall not be affected by such termination.

18.	Severability.

Any word, phrase, clause, sentence or other provision herein which violates or is prohibited by any applicable law, court decree or public policy shall be modified as necessary to avoid the violation or prohibition and so as to make this Plan and any Award Agreement enforceable as fully as possible under applicable law, and if such cannot be so modified, the same shall be ineffective to the extent of such violation or prohibition without invalidating or affecting the remaining provisions herein.

19.	Non-Waiver of Rights.

The Company’s failure to enforce at any time any of the provisions of this Plan or any Award Agreement or to require at any time performance by the Participant of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Plan, any Award Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Plan and any Award Agreement.

20.	Assignment.

Any Award Agreement shall be freely assignable by the Company and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company.

21.	No Right To Continued Employment or Other Status.

Nothing in the Plan or in any Award granted pursuant to the Plan shall be considered or construed as creating a contract of employment or any other relationship for any specified period of time or shall confer on any individual any right to continue in the employ of the Employer or continue any other relationship with the Company. The Employer and the Company expressly reserve the right at any time to dismiss or otherwise terminate its relationship, whether employment or otherwise, with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Agreement.

22.	Choice of Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law.

23.	Awards to Employees of Non-United States Subsidiaries.

The terms of an Award granted to an employee of a non-United States Subsidiary of the Company shall be governed by the otherwise applicable provisions of the Plan, unless such provisions are modified by sub-plans or special rules adopted by the Committee to modify the terms of the Plan as applied to employees of such non-United States Subsidiary who are residents outside the United States. Such sub-plans or special rules shall be designed to achieve desired tax or other objectives in particular jurisdictions outside the United States or achieve other business objectives in the determination of the Committee. The Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or a Subsidiary.

24.	Section 409A.

Notwithstanding other provisions of the Plan or any Award Agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Code Section 409A o upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Code Section 409A, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Code Section 409A, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Code Section 409A; which, if the Participant is a “specified employee” within the meaning of the Code Section 409A, shall be the first day following the Six Month Delay beginning on the date of Participant’s termination of employment. The Company shall use commercially reasonable efforts to implement the provisions of this Section 24 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, Directors or representatives shall have any liability to Participants with respect to this Section 24.

 APPENDIX B

DIRECTIONS TO THE COMPANY’S WORLD BEARQUARTERS

1954 INNERBELT BUSINESS CENTER DRIVE

ST. LOUIS, MISSOURI 63114

Build-A-Bear Workshop’s World Bearquarters is located at 1954 Innerbelt Business Center Drive. Signs will be posted in the parking lot to direct you to the appropriate entrance.

FROM LAMBERT INTERNATIONAL AIRPORT

Take I-70 east and merge onto I-170 south via Exit 238B. Take the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM DOWNTOWN ST. LOUIS OR ILLINOIS

Take I-70 west and merge onto I-170 south via Exit 238B. Take the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM NORTH COUNTY LOCATIONS

Take I-170 south to the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM SOUTH COUNTY LOCATIONS

Take I-270 north to I-64/US-40 east via Exit 12. Merge onto I-170 north. Take the Page Avenue exit, Exit 4. Turn left onto Page Avenue and turn right onto Innerbelt Business Center Drive.

FROM WEST COUNTY LOCATIONS

Take I-64/US-40 east and merge onto I-170 north. Take the Page Avenue exit, Exit 4. Turn left onto Page Avenue and turn right onto Innerbelt Business Center Drive.

B-1

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3, 5 and 6, and 1 YEAR on Proposal 4.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Maxine Clark	☐	☐	☐
02 - Sharon John	☐	☐	☐
03 - Sarah Personette	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. To recommend, by non-binding vote, the frequency of executive compensation advisory votes.	☐	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR, AND "FOR" PROPOSALS 2, 3, 5 AND 6, and "1 YEAR" on Proposal 4.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 3 2 3 3 3 0 2

02J78B

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Build-A-Bear Workshop, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BUILD-A-BEAR WORKSHOP, INC.

The undersigned hereby appoints President and Chief Executive Officer Sharon John, Chief Financial Officer Voin Todorovic, and Chief Administrative Officer, General Counsel and Secretary Eric Fencl, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Build-A-Bear Workshop, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on May 11, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)